UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

MEDIFAST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting

and Proxy Statement

Annual Meeting of Stockholders

Wednesday, June 13, 2018

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS OF MEDIFAST, INC.

TO BE HELD ON WEDNESDAY, JUNE 13, 2018

April 30, 2018

TO THE STOCKHOLDERS OF MEDIFAST, INC.:

Notice is hereby given that the 2018 annual meeting of stockholders (the “Annual Meeting”) of Medifast, Inc. (the “Company” or “Medifast”) will be held on Wednesday, June 13, 2018, at 4:30 p.m. ET, at The Baltimore Marriott Waterfront Hotel, 700 Aliceanna Street, Baltimore, Maryland 21202, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect nine nominees to the Board of Directors to serve for a one year term expiring in 2019;

2.	To ratify the appointment of RSM US LLP (“RSM”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018;

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers;

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Doors to the Annual Meeting will open at 4:00 p.m. ET. Stockholders of record at the close of business on April 17, 2018 are entitled to notice of, and to vote at, the Annual Meeting. If you plan to attend the Annual Meeting, please note that for security reasons, before being admitted you must present your proof of stock ownership (or if you hold your shares in street name, a signed legal proxy from your bank, broker or other nominee giving you the right to vote your shares) and valid photo identification at the door. All hand-carried items will be subject to inspection, and any bags, briefcases, or packages must be checked at the registration desk prior to entering the meeting room.

Jason L. Groves, Esq.
Executive Vice President, General Counsel & Corporate Secretary

Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible by telephone, via the Internet or by completing, dating, signing and returning a proxy card to ensure your shares are voted, or, if you hold your shares in street name, by following the instructions provided by your bank, broker or other nominee. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Our Annual Meeting

Logistics

Date and Time	Place
June 13, 2018 at 4:30 p.m. ET	The Baltimore Marriott Waterfront Hotel, 700 Aliceanna Street, Baltimore, Maryland 21202

Record Date	Who Can Vote
April 17, 2018	Holders of our common stock are entitled to vote on all matters

Agenda

Item	Proposals	Board Vote Recommendation	Page #
1	Elect nine nominees to the Board of Directors to serve for a one year term expiring in 2019	✓FOR each director nominee	6
2	Ratify the appointment of RSM as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018	✓ FOR	39
3	Approve, on an advisory basis, the compensation of the Company’s named executive officers	✓ FOR	42

Our Board of Directors

Board Nominees

Name	Age at Annual Meeting	Director Since	Independent	Current Committee Memberships
Jeffrey J. Brown	57	2015	✓	Audit, Mergers, Executive, *, +
Kevin G. Byrnes	70	2013	✓	Audit, Mergers (Chair), +
Daniel R. Chard	53	2016
Constance J. Hallquist	54	2015	✓	NCG (Chair)
Michael A. Hoer	62		✓
Michael C. MacDonald	64	1998		Executive (Chair), ²
Carl E. Sassano	68	2013	✓	CC (Chair), Executive
Scott Schlackman	60	2015	✓	CC, NCG
Ming Xian	54		✓

✓	Independent Director	²	Non-Executive Chairman of the Board

Audit	Audit Committee	NCG	Nominating/Corporate Governance Committee

CC	Compensation Committee	+	Audit Committee Financial Expert

Executive	Executive Committee	*	Lead Independent Director

Mergers	Special Mergers & Acquisitions Committee

2017 Business

Highlights and Performance Overview

2017 was a year of focused execution of our business plan and pursuit of growth strategies. Our disciplined approach to the management of our business resulted in our continuation of improved revenues and year-over-year profitability for 2017. In addition, we raised our quarterly dividend from $0.32 per share to $0.48 per share. Our performance for 2017 provided strong returns for our stockholders, with total shareholder return of approximately 72% for 2017.

Corporate Governance

Our Governance Highlights

Good governance is a critical part of our corporate culture. The following provides and overview of certain of our governance practices:

Board of Directors	Officer/Director Alignment with Stockholders
Majority vote for director elections	Annual equity grants align interests of directors and officers with stockholders
Lead Independent Director	Stock ownership requirements for officers and directors
All directors are expected to attend the Annual Meeting	Active Stockholders engagement

Board Composition	Compensation
Number of independent directors – 7 of our 9 directors nominees	Executive compensation tied to performance – 82% of target pay (actual cash related bonus payout) for our Executive Chairman is performance-based
Diverse Board with different backgrounds, experience and expertise, as well as balanced mix of ages and tenure of service	100% of equity awards granted to our new Chief Executive Officer vest based on Company performance. Award was granted in 2016 and based upon market performance
Unclassified board of directors	Claw back policy
All members of the Audit Committee qualify as financial experts	Anti-hedging and anti-pledging policies for directors and officers
No 280G golden parachute tax gross-ups
Board Processes	No excessive perquisites
Independent directors meet without management present	Our 2012 Plan prohibits repricing and includes a double-trigger in the event of a Change in Control
Annual Board and Committee self-assessments	No supplemental retirement benefits for executives
Board orientation program	New long-term incentive awards include performance-based awards that vest over a three-year performance period
Corporate Governance guidelines approved by Board	Dividends are only paid for equity awards to the extent that the underlying shares are vested or earned
Board plays active role in risk oversight
Full Board regularly reviews succession planning

Corporate Governance Documents

You will find current copies of the following corporate governance documents on our website at https://ir.medifastinc.com/governance:

•	Corporate Governance Guidelines

•	Code of Conduct and Business Ethics

ii

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating/Corporate Governance Committee Charter

•	Special Merger and Acquisitions

How to Cast Your Vote

Your vote is important! Please cast your vote and play a part in the future of Medifast.

Stockholders of record, who hold shares registered in their name, can vote:

•	Over the Internet at www.astproxyportal.com/ast/08676 by following the instructions provided in the Notice.

•	By telephone, by dialing 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and following the instructions.

•	If you have requested a paper copy of the proxy materials (including the proxy card), by completing, signing and returning the proxy card in the envelope provided.

If you hold your shares in street name, you may instruct your bank, broker or other nominee to vote your shares by following the instructions that your broker or nominee provides to you. Most brokers offer voting by mail, by telephone and on the Internet.

The deadline for voting online or by telephone is 11:59 p.m. EDT on June 12, 2018. If you vote by mail, your proxy card must be received before the annual meeting.

Beneficial owners, who own shares through a bank, brokerage firm or other financial institution, can vote by returning the voting instruction form, or by following the instructions for voting via telephone or the Internet, as provided by the bank, broker or other organization. If you own shares in different accounts or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all your shares.

If you are a stockholder of record or a beneficial owner who has a legal proxy to vote the shares, you may choose to vote in person at the annual meeting. Even if you plan to attend our annual meeting in person, please cast your vote as soon as possible.

See the “Questions and Answers About the Annual Meeting and Voting” section for more details.

iii

PROXY STATEMENT

April 30, 2018

2018 Annual Meeting

The 2018 Annual Meeting of Stockholders of Medifast, Inc. (the “Annual Meeting”) will be held at 4:30 p.m. ET on Wednesday, June 13, 2018, for the purposes set forth in the accompanying Notice of 2018 Annual Meeting of Stockholders. The Annual Meeting will be held at The Baltimore Marriott Waterfront Hotel, 700 Aliceanna Street, Baltimore, Maryland 21202. This Proxy Statement and the accompanying proxy are furnished in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be used at the Annual Meeting and at any adjournment or postponement of the meeting. We refer to Medifast, Inc. in this Proxy Statement as “we,” “us,” “our,” the “Company” or Medifast.

This Proxy Statement provides information regarding the matters to be voted on at the Annual Meeting, as well as other information that may be useful to you.

Questions and Answers About the Annual Meeting and Voting

Why am I receiving these proxy materials?

We are providing this Proxy Statement and additional proxy materials in connection with the Board’s solicitation of proxies to be voted at our Annual Meeting, or at any adjournment or postponement thereof.

What is included in the proxy materials?

The proxy materials consist of: (1) the Notice of 2018 Annual Meeting of Stockholders of Medifast, Inc.; (2) this Proxy Statement for the Annual Meeting; and (3) the Company’s Annual Report for the fiscal year ended December 31, 2017 (the “2017 Annual Report”).

If you request printed versions of the proxy materials by mail, these proxy materials will also include the proxy card or voting instruction form for the Annual Meeting.

How is Medifast distributing the proxy materials?

We are utilizing a Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. This rule allows a company to send some or all of its stockholders a notice regarding Internet availability of proxy materials (“Notice”). Instructions on how to access the proxy materials over the Internet or how to request a paper copy of our proxy materials may be found in the Notice. If you have received a Notice and you would prefer to receive the proxy materials in printed form by mail or electronically by email, please follow the instructions contained in the Notice.

The Notice was first mailed to stockholders on or about May 4, 2018. An electronic copy of the proxy materials was first made available to stockholders on or about May 4, 2018 at www.astproxyportal.com/ast/08676 for registered holders of our common stock and at www.proxyvote.com for beneficial holders of our common stock.

The SEC rules that allow us to furnish our proxy materials over the Internet rather than in paper form do not require us to do so for all stockholders. We may choose to send certain stockholders the Notice, while sending other stockholders a full set paper copy of our proxy materials.

What shares may I vote?

You may vote all of the shares of our common stock that you owned as of the close of business on April 17, 2018 (the “Record Date”). These shares include:

1.	those held directly in your name as the stockholder of record; and

2.	those held for you as the beneficial owner through a bank, broker or other nominee at the close of business on the Record Date.

Each share of our common stock is entitled to one vote. On the Record Date, there were 12,062,532 shares of our common stock issued and outstanding.

What matters will be voted on at the Annual Meeting?

There are three matters on which a vote is scheduled at the Annual Meeting:

1.	The election of nine nominees to the Board to serve for a one year term expiring at the 2019 Annual Meeting of Stockholders (Proposal 1);

2.	The ratification of the appointment of RSM US LLP (“RSM”), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (“Fiscal Year 2018”) (Proposal 2);

3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 3); and

We will also consider and vote upon any other business properly brought before the Annual Meeting.

What is the quorum requirement for the Annual Meeting?

For business to be conducted at the Annual Meeting, a quorum must be present or represented by proxy. Under our Bylaws, the presence of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business. The number of outstanding shares of our common stock entitled to vote at the Annual Meeting is determined as of the Record Date. Abstentions and broker non-votes will be counted in determining whether a quorum is present for the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most Medifast stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares of our common stock are owned directly in your name with Medifast’s transfer agent, American Stock Transfer and Trust Company, LLC (the “Transfer Agent”), you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your proxy directly to the Company or to vote in person at the Annual Meeting.

Beneficial Owner

If your shares of our common stock are held through a bank, broker or other nominee, you hold those shares in street name and are considered the beneficial owner of those shares. Your bank, broker or nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your nominee on how to vote your shares, but because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. As a beneficial owner, you are, however, welcome to attend the Annual Meeting.

What are my voting choices for each matter, and how does the Board recommend that I vote?

Proposal		Voting Choices	Board Recommendation
1	Election of the nine nominees named in this Proxy Statement to serve on the Company’s Board as directors for a one year term expiring at the 2019 Annual Meeting of Stockholders	With respect to each director nominee: For Against Abstain	For election of all nine director nominees

2	Ratification of the appointment of RSM as our independent registered public accounting firm for 2018	For Against Abstain	For

3	Approve on advisory basis the Company’s executive compensation	For Against Abstain	For

2

What vote is needed to elect directors?

Each of the nominees receiving the affirmative vote of a “majority of the votes cast” will be elected to serve as a director. “A majority of the votes cast” with respect to the election of directors means that the number of votes cast “FOR” a director’s election exceeds fifty percent of the number of votes cast with respect to that director’s election. Abstentions by stockholders and broker non-votes will have no effect on the outcome of this proposal.

What vote is required in order for the other matters to be voted upon at the Annual Meeting to be adopted?

Proposal		Voting Requirements	Effect of Abstentions	Effect of Broker Non-Votes
2	Ratification of the appointment of RSM as our independent registered public accounting firm for 2018	Affirmative Vote of Majority of Votes Cast	No effect on outcome	Not applicable – brokers are permitted to vote on this matter without specific instruction from the beneficial owner

3	Advisory approval of the Company’s executive compensation	Affirmative Vote of Majority of Votes Cast	No effect on outcome	No effect on outcome

How can I vote my shares in person at the Annual Meeting?

You may vote shares you hold directly in your name as the stockholder of record in person at the Annual Meeting.

If you are the beneficial owner of shares held in street name, you may vote the shares in person at the Annual Meeting only if you have obtained a signed legal proxy from your bank, broker or other nominee (i.e., the record holder) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted regardless of attendance. Submitting your proxy now will not prevent you from voting your shares in person by written ballot at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

If you need directions to the Annual Meeting, please call The Baltimore Marriott Waterfront Hotel at (410) 385-3000. Directions can also be found at http://www.marriott.com/hotels/maps/travel/bwiwf-baltimore-marriott-waterfront/.

What do I need to attend the Annual Meeting?

You must present both proof of stock ownership and valid photo identification to attend the Annual Meeting. If you hold shares through an account with a bank, broker or other nominee, contact your nominee to request a legally valid proxy from the record owner and this will serve as your proof of stock ownership.

If you do not have proof of ownership and valid photo identification, you will not be admitted to the Annual Meeting. Please also note that the use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is strictly prohibited at the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. If you hold your shares directly, you may vote by granting a proxy. If you hold your shares in street name, you may submit voting instructions to your bank, broker or other nominee.

If you are a stockholder of record, you may vote your shares by any one of the following methods:

•	By Mail — The Notice includes directions on how to request paper copies of this Proxy Statement, the 2017 Annual Report and a proxy card. Once you receive a paper proxy card, you may vote your shares by signing and dating each proxy card that you receive and returning it in the prepaid envelope prior to the Annual Meeting. Sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How will my shares be voted?”

3

•	Over the Internet — You may vote your shares online at www.astproxyportal.com/ast/08676 by following the instructions provided in the Notice. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, you do not need to return a proxy card. Internet voting will be available until 11:59 p.m. EDT on June 12, 2018.

•	By Telephone — You may vote by telephone by dialing 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and following the instructions. Voting by telephone has the same effect as voting by mail. If you vote by telephone, you do not need to return a proxy card. Telephone voting will be available until 11:59 p.m. EDT on June 12, 2018.

If you hold your shares in street name, you may instruct your bank, broker or other nominee to vote your shares by following the instructions that your broker or nominee provides to you. Most brokers offer voting by mail, by telephone and on the Internet.

What happens if I abstain from Voting?

If you submit a proxy and explicitly abstain from voting on any proposal, the shares represented by the proxy will be considered present at the Annual Meeting for the purpose of determining a quorum. Abstentions will not be counted as votes cast and therefore they will have no effect on the outcome of any proposal.

What is a “broker non-vote”?

A “broker non-vote” occurs when a broker submits a proxy to the Company that does not indicate a vote for one or more of the proposals because the broker has not received instructions from the beneficial owner on how to vote on such proposals, and does not have discretionary authority to vote in the absence of instructions. Broker non-votes will be counted for the purposes of determining whether a quorum exists at the Annual Meeting, but because they are not votes that are cast, they will have no effect on the outcome of Proposals 1 and 3.

May I change my vote or revoke my proxy?

Yes, stockholders are entitled to revoke their proxies at any time before their shares are voted at the Annual Meeting. To revoke a proxy, a stockholder must file a written notice of revocation with the Company, deliver a duly executed proxy card bearing a later date than the original submitted proxy card, submit voting instructions again by telephone or the Internet, or attend the Annual Meeting and vote in person. Attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote your shares. If you hold shares in street name, you must contact your bank, broker or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

How will my shares be voted?

If you specify a voting choice, your shares will be voted in accordance with that choice. If you sign, but do not indicate your voting preferences, then the persons named as proxies by our board of directors, Michael C. MacDonald and Jason L. Groves (the “Named Proxies”), will vote your shares in accordance with the recommendations of the Board.

If you are a beneficial owner and you have not provided voting instructions to your broker, your broker may exercise discretion to vote your shares only with respect to routine matters. The ratification of RSM (Proposal 2) is considered a routine matter under applicable rules. Your broker does not have discretionary authority to vote your shares on non-routine matters. The election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 3) are considered non-routine matters under applicable rules. Therefore, there may be “broker-non-votes” with respect to these matters. See “What is a broker non-vote?” for more information.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

It means your shares are registered differently or are held in more than one account. To ensure that all of your shares are voted, please vote as instructed in each Notice or sign and return each proxy card (if you have requested and received paper copies of this Proxy Statement and a proxy card or voting instruction form). If you vote by telephone or on the Internet, you will need to vote once for each Notice, proxy card or voting instruction form you receive.

4

Will I have dissenters’ rights?

No dissenters’ rights are available under the General Corporation Law of the State of Delaware, our certificate of incorporation or our bylaws to any stockholder with respect to any of the matters proposed to be voted on at the Annual Meeting.

Are voting records confidential?

We require vote tabulators and the Inspector of the Election to execute agreements to maintain the confidentiality of voting records. Voting records will remain confidential, except as necessary to meet legal requirements, and in other limited circumstances such as proxy contests.

How does the Company solicit proxies?

We are providing this Proxy Statement and other proxy materials in connection with the Board’s solicitation of proxies to be voted at our Annual Meeting or at the adjournment or postponement thereof. We will bear the cost of the solicitation of proxies. The Company has retained MacKenzie Partners, Inc. to assist in soliciting proxies from stockholders and we will pay a fee estimated at $10,000, plus expenses, for such services. In addition, solicitation may be made by our directors, officers, and other employees. We reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the Financial Industry Regulatory Authority for reasonable expenses incurred by them in forwarding materials to the beneficial owners of our common stock.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and publish final results in a Current Report on Form 8-K following the Annual Meeting.

5

PROPOSAL 1 ELECTION OF DIRECTORS

Our Board is currently composed of eight directors. Our Board has set nine directors as the number to be elected at the Annual Meeting and, upon the recommendation of the Nominating/Corporate Governance Committee, has nominated the individuals named below for election as directors with terms expiring at the 2019 annual meeting and until their successors are elected and qualified. All nominees, other than Michael A. Hoer and Ming Xian, are currently directors of the Company and have been previously elected by our stockholders. Messrs. Hoer and Xian are standing for election by our stockholders for the first time at the Annual Meeting. Charles P. Connolly, a current director, is not standing for re-election and will retire from the Board at the Annual Meeting. Management has no reason to believe that any of the nominees is unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the Named Proxies will vote shares represented by proxies at the Annual Meeting for the election of such persons as designated by the Board.

The names of the nominees, along with their present positions, their principal occupations, current directorships held with other public corporations, as well as directorships during the past five years, their ages and the first year elected as a director, are set forth below. Certain individual qualifications, experiences and skills of our directors that contribute to the Board’s effectiveness as a whole are also described below.

DIRECTOR NOMINEES

Lead Independent Director since June 2015

Director Since: 2015

Age: 57

Board Committees:

▪  Audit Committee

▪  Executive Committee

▪  Mergers & Acquisitions Committee

Qualifications: Mr. Brown brings to the Board extensive public and private company board experience and significant transactional experience.

Jeffrey J. Brown

Mr. Brown is the Chief Executive Officer and founding member of Brown Equity Partners, LLC (“BEP”), which provides capital to management teams and companies needing equity capital.

Prior to founding BEP in 2007, Mr. Brown served as a founding partner and primary deal originator of the venture capital and private equity firm Forrest Binkley & Brown (“FBB”) from 1993 to 2007.

In his 30 years in the investment business, Mr. Brown served on over 45 boards of directors including service on nine public company boards.  Since June 2017, Mr. Brown has served as a director of Rent-A-Center, Inc. (Nasdaq: RCII), a company that operates in the retail rent-to-own industry. Mr. Brown has served as a director of Outerwall, Inc. (Nasdaq: OUTR), a company that delivers automated retail spaces, from August 2016 until 2017, and as a director of Aretec Group, Inc. (“Aretec”) (formerly known as RCS Capital Corporation), since February 2014.  On January 31, 2016, Aretec and certain of its subsidiaries filed a voluntary petition for reorganization in the United States Bankruptcy Court for the District of Delaware (Case No. 16-10223), seeking relief under Chapter 11 of Title 11 of the United States Code.  Aretec emerged from bankruptcy in May 2016.  From 2011 until 2015, Mr. Brown served as a director of Midatech Pharma PLC (LSE: MTPH).  From 2014 until 2016, Mr. Brown served as a director of Nordion, Inc. (NYSE: NDZ).  From 2009 until 2011, Mr. Brown served as a director of Steadfast Income REIT, Inc.

Mr. Brown has worked at Hughes Aircraft Company, Morgan Stanley & Company, Security Pacific Capital Corporation and Bank of America Corporation.

Education: Mr. Brown received his MBA from the Stanford University Graduate School of Business and graduated Summa Cum Laude as a Mathematics Major from Willamette University.

6

Director Since: 2013

Age: 70

Board Committees:

▪  Mergers & Acquisitions Committee (Chairperson)

▪  Audit Committee

Qualifications: Mr. Byrnes brings to the Board extensive financial experience from his long career in the banking industry.

 Kevin G. Byrnes

Mr. Byrnes has more than 40 years of financial experience working in the retail and commercial banking industries. He was the Chairman of the Board of Bay Bank, with assets of approximately $500 million and 12 branches located in the Baltimore metropolitan area, from 2010 to 2015. Mr. Byrnes served as President/COO and Director of Provident Bank from 2002 to 2009. Provident, acquired by M&T Bank in May 2009, was the largest independent financial institution in the Maryland and Northern Virginia marketplaces at that time, with $6.5 billion in assets, 150 branches and 1,600 employees. Prior to serving at Provident Bank, Mr. Byrnes spent 25 years with the Chase Manhattan Bank in various executive management positions. Mr. Byrnes began his career at Bankers Trust Co. in New York.

Education: Mr. Byrnes received a BBA from Pace University.

Chief Executive Officer

Director Since: 2016

Age: 53

Board Committees: None

Qualifications: Mr. Chard brings to the Board leadership skills and experience across operations, international, and marketing functions. He possesses extensive direct selling industry experience along with a strong background in consumer products.

Daniel R. Chard

Mr. Chard has served as the Chief Executive Officer of the Company since October 2016. Prior to joining the Company, Mr. Chard served as President and Chief Operating Officer at PartyLite, an affiliate of a portfolio company of The Carlyle Group, from October 2015 to October 2016. Prior to that, Mr. Chard served as the President, Global Sales & Operations at Nu Skin Enterprises, Inc. (“Nu Skin”) from February 2006 to September 2015, and President of Nu Skin Europe from July 2004 to January 2006, and in various other roles of increasing responsibility since he joined Nu Skin in 1998.

Education: Mr. Chard holds a Bachelor of Arts in Economics from Brigham Young University and received his Masters of Business Administration from the University of Minnesota.

7

Director Since: 2015

Age: 54

Board Committees:

▪  Nominating/Corporate Governance Committee (Chairperson)

Qualifications: Ms. Hallquist brings to the Board leadership skills, and significant experience in the direct sales business model and the healthcare and nutritional supplement industry.

Constance J. Hallquist

Ms. Hallquist has served as President and Chief Executive Officer of DNA Diagnostics Center (DDC), one of the largest private DNA testing companies in the world, providing comprehensive DNA testing for paternity and family relationships, forensics, genetic traits of animals, cell line authentication, and ancestry, since March 2016.

From 2012 to 2016, Ms. Hallquist was President and Chief Executive Officer of Healthy Directions, LLC, previously a Helen of Troy Limited company (NASDAQ: HELE). From 2010 to 2012, she served as Executive Vice President, Merchandising for Healthy Directions. From 2009 to 2010, she served as President of New Business Ventures, for Orchard Brands Corporation, a $1 billion catalog holding company, which in 2007 acquired Gold Violin LLC, a multi-channel retailer providing helpful products for independent living that Ms. Hallquist founded in 2000.

Education: Ms. Hallquist received a BA in French Language & Literature from the University of Virginia and an MBA degree from the Darden School at the University of Virginia.

Director Nominee

Age: 62

Qualifications: Mr. Hoer brings to the Board financial expertise and leadership skills as a former Controller, CFO, and later President. Mr. Hoer has traveled and worked throughout Asia including China, Singapore, and Hong Kong.

Michael A. Hoer

Mr. Hoer held various positions of increasing responsibility at Continental Grain Company from 1992 to 2007, where he most recently served as President – Continental Enterprises Ltd. & Managing Director – Conti Asia.

Mr. Hoer currently serves on the board of directors of Taiwan Fuhsing Industrial Co. Ltd., Dynasty Petroleum Holdings LLC (as Chairman), First Western Advisors and Avantar, Utah USA. He also served on the board of directors of Beijing H-Hova Purification Technology Co. Ltd. from August 2012 to July 2016.

Education: Mr. Hoer received a BA in Chinese and a MBA from Brigham Young University.

8

Non-Executive Chairman of the Board

Director Since: 1998

Age: 64

Board Committees:

▪  Executive Committee (Chairperson)

Qualifications: Mr. MacDonald brings to the Board considerable leadership skills and significant experience from large corporations. His significant leadership and management experience helps drive innovation and results.

Michael C. MacDonald

Mr. MacDonald has served as non-Executive Chairman of the Board since January 2018. Mr. MacDonald previously served as Executive Chairman of the Board from November 2011 until December 2017. He was promoted to Chairman and Chief Executive Officer in February 2012.

Prior to this role with the Company Mr. MacDonald was Executive Vice President of OfficeMax, from August to October 2011, overseeing the Contract Division, a $3.6 billion division of the OfficeMax Company. Mr. MacDonald spent 33 years in sales, marketing, and general management at Xerox Corporation prior to joining OfficeMax. Among his most significant roles was leading the turnaround in North America from the years 2000-2004 as President of the North American Solutions Group, a $6.5 billion division of Xerox. In addition, Mr. MacDonald was President of Global Accounts and Marketing from 2004 to 2007, where he led the re-branding of the Xerox Corporation. Mr. MacDonald also has international experience in marketing, sales, and operations with both Xerox and OfficeMax.

Mr. MacDonald also serves on the Jimmy V Foundation.

Education: Mr. MacDonald received his BA from Rutgers University, earned 44 MBA Credits at Iona College, and attended premier executive education courses in leadership and management at Columbia University and the 154 Advanced Management Program at Harvard University. Mr. MacDonald is the uncle of Margaret Sheetz, who resigned from the Company on April 8, 2016.

9

Director Since: 2013

Age: 68

Board Committees:

▪  Compensation Committee (Chairperson)

▪  Executive Committee

Qualifications: Mr. Sassano brings to the Board leadership skills and significant public corporate experience from both small companies (Transcat) and large corporations (Bausch & Lomb). He also brings a strong understanding of the issues organizations face in executing a growth strategy.

Carl E. Sassano

Mr. Sassano is a partner in CSW Equity Partners, a small private equity investment company.

He served as President of Transcat Inc. (NASDAQ: TRNS) (“Transcat”) from March 2002 to May 2006 and Chief Executive Officer of Transcat from March 2002 to April 2007. He is currently a member of the board of directors of Transcat, and the Lead Director. He was Chairman of the Board of Transcat from October 2003 until July 2013, and executive chairman of the board of Transcat from April 2007 to May 2008. Mr. Sassano was president and chief operating officer of Bausch & Lomb Incorporated from 1999 to 2000, and prior to that role held numerous positions of increasing responsibility over his 27 year career with the company. He also serves as Chairman of the board of Voiceport LLC, one of the companies in the CSW portfolio, and serves on the board of directors of Complemar Partners and One Stream Software LLC.

Education: Mr. Sassano received a BA from Rochester Institute of Technology and an MBA from the University of Rochester.

Director Since: 2015

Age: 60

Board Committees:

▪  Compensation Committee

▪  Nominating/Corporate Governance Committee

Qualifications: Mr. Schlackman brings to the Board extensive executive leadership experience and expertise in the direct selling business.

Scott Schlackman

Mr. Schlackman is President of Scott Schlackman Global Consulting, LLC. Mr. Schlackman has also served as Executive Chairman of Image Skincare since January 2018.

From 2011 to 2013 he was President of Avon UK and Vice President of Liz Earle Products, which Avon acquired in March 2010, for the United Kingdom and Ireland.  He was Regional Vice President for Global Sales Development WEMEA and Asia Pacific Regions for Avon in 2010.  In his 30 years with Avon, Mr. Schlackman served in a variety of senior executive roles with Avon Products, Inc. in nine countries, a global manufacturer and marketer of beauty and related products.

Education: Mr. Schlackman received a BS from the Wharton School of the University of Pennsylvania.

10

Director Nominee

Age: 54

Qualifications: Mr. Xian brings to the Board strategic management, business development, public relations and marketing skills. As a Chinese foreign-national, he also brings an understanding of the complexity of the Chinese government as he has worked throughout Asia including Singapore.

Ming Xian

Mr. Xian is Project Director of Sinochem International (Overseas) Pte, Ltd. (“Sinochem”) and served as Chairman of Sinochem from August 2008 to August 2010. Mr. Xian also served as Chief Strategy Officer of DSM Sinochem Pharmaceuticals from September 2011 to January 2017. He also served as Chairman of GMG Global from August 2008 to August 2010 and its Chief Executive Officer from August 2010 to August 2011.

Education: Mr. Xian received a BS from Dalian Jiaotong University in China, a BEc from the University of International Business and Economy in China and a MEc from the Norwegian Management School in Norway.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE
ELECTION OF EACH OF THE NINE NOMINEES IDENTIFIED ABOVE.

11

INFORMATION CONCERNING OUR BOARD OF DIRECTORS

Director Independence

We are required to have a majority of independent directors serving on our Board and may only have independent directors serving on each of our Audit, Compensation, and Nominating/Corporate Governance Committees pursuant to the listing rules of the New York Stock Exchange (the “NYSE”) and, with respect to our Audit Committee and Compensation Committee, the rules and regulations existing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Board undertook an annual review of our directors’ independence. The purpose of this review was to determine whether any relationships or transactions involving our directors (including their family members and affiliates) were inconsistent with a determination that such director is independent under the independence standards prescribed by the NYSE’s listing rules and our Corporate Governance Guidelines. Our Board also considered whether our Audit Committee and Compensation Committee members continue to satisfy the independence standards prescribed for audit committee and compensation committee members by the rules and regulations of the Exchange Act.

In making its determination, the Board considered not only the criteria for independence set forth in the listing rules of the NYSE but also any other relevant facts and circumstances that may have come to the Board’s attention. These related transactions, relationships or arrangements between a director (or any member of their immediate family or any entity of which such director or one of their immediate family members is an executive officer, general partner or significant equity holder) on the one hand, and Medifast or any of its subsidiaries or affiliates, on the other hand, might signal potential conflicts of interest, or might bear on the materiality of a director’s relationship to Medifast or any of its subsidiaries. The Board considered the independence issue not merely from the standpoint of the director, but also from that of the persons or organizations with which the director is affiliated.

Based on its review, our Board determined that each of our directors, other than Messrs. Chard and MacDonald, qualify as independent under the independence standards prescribed by the listing rules of the NYSE. Our Board also determined that each of Messrs. Brown, Byrnes, and Connolly, the current members of the Audit Committee, qualify as “independent” under the independence standards for audit committee members adopted by the SEC and that each of Messrs. Sassano and Schlackman, the current members of the Compensation Committee, qualify as “independent” under the independence standards for compensation committee members adopted by the SEC. Our Board also determined that Ms. Hallquist, who is expected to be appointed to the Compensation Committee following the Annual Meeting, qualifies as “independent” under the SEC’s independence standards for compensation committee members.

Our Board has also determined that each of Messrs. Hoer and Xian qualify as “independent” under the under the independence standards prescribed by the listing rules of the NYSE. In addition, our Board has determined that Mr. Hoer, who is expected to replace Mr. Connolly on the Audit Committee following the Annual Meeting, qualifies as “independent” under the SEC’s independence standards for audit committee members.

Board Leadership Structure

The Board believes that there is no one best leadership structure model that is most effective in all circumstances. The Board adheres to a flexible approach to the question of whether to separate the positions of Chairman and Chief Executive Officer and the necessity of a lead independent director, and will consider a variety of factors in making a decision, including, but not limited to, the current performance of the Company and the experience, knowledge and temperament of the chief executive officer. The Board remains flexible and committed to a strong corporate governance structure and board independence. The Board is committed to adopting corporate management and governance policies and strategies that promote our effective and ethical management. In this regard, the Board strongly believes that it should have maximum flexibility in deciding whether the offices of Chairman and Chief Executive Officer are combined or separate and, if separate, whether the Chairman should be an independent director or an employee and whether the Company and its stockholders would benefit from a lead independent director.

The Board determined that it was in our best interests and our stockholders’ best interests to separate the roles of Chairman and Chief Executive Officer on October 3, 2016, when Mr. MacDonald stepped down as Chief Executive Officer, while remaining as Executive Chairman, and Mr. Chard became Chief Executive Officer and a member of the Board. Effective December 31, 2017, Mr. MacDonald transitioned to non-executive Chairman of the Board, but for a three year period following his transition he will not be considered to be an independent director under the independence standards of the NYSE due to his prior service as Executive Chairman of the Company.

The Board believes that separation of the positions of Chairman and Chief Executive Officer continues to serve the needs of the Company and its stockholders as Mr. Chard transitions to his new role. It effectively allocates responsibility and oversight between management and the Board. Mr. MacDonald will continue to lead the Board and act as an advisor to Mr. Chard on strategic aspects of the Chief Executive Officer role. Mr. Chard has primary responsibility for the operational leadership and strategic direction of the Company. The Board has also determined that presently it is in the best interest of the Company and its stockholders to continue to maintain a Lead Independent Director.

12

Lead Director

As noted above, the Board appointed Jeffrey J. Brown, as Lead Independent Director, effective June 17, 2015. The Lead Independent Director is responsible for facilitating and coordinating the activities of the independent directors. For the purpose of balancing the interests of the stockholders and management when the CEO also serves as the Chairman of the Board or when the Chairman is not deemed to be independent, the Lead Independent Director serves as Chairman for meetings of the independent directors separate from management and any directors that are not independent. The Lead Independent Director also represents the best practices regarding corporate governance, provides independent leadership to the Board, and performs such other duties and responsibilities as the Board may determine.

The principal responsibilities of the Lead Independent Director are as follows:

•	Act as the principal liaison between the independent directors of the Board and the CEO and Chairman of the Board;

•	Develop the agenda for and preside at executive sessions of the Board’s independent directors;

•	Communicate to the Chairman any and all feedback from the executive sessions;

•	Review and approve the agenda for Board meetings ;

•	Participate in the Compensation Committee’s evaluation of the CEO’s performance;

•	Respond to difficult and underperforming directors to improve the functionality of the Board;

•	Assist the Board in succession planning;

•	Preside at all meetings at which the Chairman is not present;

•	Retain the authority to call meetings of the independent directors;

•	Subject to the authority of any committee of the Board, recommend to the Board the retention of advisors and consultants who report directly to the Board;

•	As the Board determines, serve as a liaison and be available for consultation and direct communication with major stockholders;

•	Make recommendations to the Board on behalf of the independent directors; and

•	Undertake such further responsibilities that the independent directors may designate to the Lead Independent Director from time to time.

Director Education

Our Board believes in continuous improvement of board effectiveness and functioning as well as individual skills and knowledge. All new directors are required to participate in our director orientation program to familiarize them with the Company’s business, strategic plans, significant financial, accounting and risk management issues, ethics and compliance programs, principal officers, internal auditors and the Company’s independent registered public accounting firm. In addition, directors are encouraged to participate in outside continuing education programs to increase their knowledge and understanding of the duties and responsibilities of directors and the Company, regulatory developments and best practices.

Director Orientation

All new directors on the Board receive an orientation to the Company and training that is individually tailored, taking into account the director’s experience, background, education and committee assignments. The new director orientation program is led by members of senior management and covers a review of our business, strategic plans, financial statements and policies, risk management framework and significant risks, regulatory matters, our independent registered public accounting firm, corporate governance and key policies and practices, as well as the roles and responsibilities of our directors.

13

THE COMMITTEES OF THE BOARD

The Board has five standing committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, the Special Mergers & Acquisitions Committee and the Executive Committee. The Board has determined that each of the members of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee meets the standards of “independence” established by the NYSE as currently in effect.

The Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Special Mergers and Acquisitions Committee each operate under a charter adopted and approved by the Board. A copy of the charter for each committee can be obtained from the Company’s website (http://ir.medifastinc.com), or by sending a request to the office of General Counsel, Medifast, Inc., 100 International Drive, 18th Floor, Baltimore, Maryland 21202.

The following table identifies the current members for each committee.

Name	Audit	Compensation	Nominating/ Corporate Governance	Special Mergers & Acquisitions	Executive
Jeffrey J. Brown	X			X	X
Kevin G. Byrnes	X			Chair
Daniel R. Chard
Charles P. Connolly	Chair		X	X
Constance J. Hallquist			Chair
Michael C. MacDonald					Chair
Carl E. Sassano		Chair			X
Scott Schlackman		X	X

Audit Committee

The present members of the Audit Committee are Charles P. Connolly (Chairman), Jeffrey J. Brown, and Kevin G. Byrnes, all of whom have been determined by the Board to be “independent” within the meaning of applicable SEC rules and NYSE listing rules. The Board has also determined that each member of the Audit Committee is “financially literate” as required by the NYSE rules, and an Audit Committee Financial Expert within the meaning of applicable SEC rules based on, among other things, the business experience of such member. As noted elsewhere in this Proxy Statement, Mr. Connolly will not stand for re-election at the Annual Meeting. It is expected that, following the Annual Meeting, Mr. Hoer, who has been determined by the Board to be “independent” within the meaning of applicable SEC rules and NYSE listing rules for audit committee members and “financially literate” as required by NYSE listing rules, will replace Mr. Connolly on the Audit Committee and that Mr. Brown will be appointed Chairman of the Committee.

The Audit Committee is responsible for, among other things, the review and oversight of the Company’s performance with respect to its financial responsibilities and the integrity of the Company’s accounting and reporting practices. The Audit Committee, on behalf of the Board, also appoints the Company’s independent registered public accounting firm, subject to stockholder ratification, at the annual meeting of stockholders.

Compensation Committee

The present members of the Compensation Committee are Carl E. Sassano (Chairman) and Scott Schlackman, each of whom have been determined by the Board to be “independent” within the meaning of SEC rules and the applicable NYSE listing rules. Ms. Hallquist, who has been determined by the Board to be “independent” with the meaning of applicable SEC rules and NYSE listing rules for compensation committee members, is expected to be appointed to the Compensation Committee following the Annual Meeting.

The Compensation Committee is responsible for, among other things, reviewing and approving annually the corporate goals and objectives applicable to the compensation of our chief executive officer and determining the compensation of our chief executive officer based on the achievement of these goals, approving the compensation of our other executive officers, overseeing our incentive compensation plans and equity-based plans, and reviewing and recommending changes to the Board with respect to director compensation. For information regarding our Compensation Committee, including its processes and procedures for determining executive compensation, see “Compensation Discussion and Analysis.”

The Compensation Committee has the authority to delegate any of its responsibilities under its charter, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

14

Nominating/Corporate Governance Committee

The present members of the Nominating/Corporate Governance Committee are Constance J. Hallquist (Chairman), Charles P. Connolly, and Scott Schlackman, all of whom have been determined by the Board to be independent within the meaning of the applicable NYSE listing rules. As noted elsewhere in this Proxy Statement, Mr. Connolly will not stand for re-election at the Annual Meeting. It is expected that, following the Annual Meeting, Mr. Xian will replace Mr. Connolly on the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee is responsible for, among other things, recommending to the Board potential director nominees for election to the Board, recommending to the Board directors to serve on the various Board committees, advising the Board with respect to Board composition, procedures and committees, developing and recommending to the Board corporate governance principles applicable to the Company, and evaluating and making recommendations to the Board regarding the compensation of directors.

Director Qualifications. Director nominees are selected on the basis of, among other things, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding the Company’s global business environment, and willingness to devote adequate time and effort to Board responsibilities so as to enhance the Board’s ability to oversee and direct the affairs and business of the Company.

Diversity. The Company does not maintain a separate policy regarding the diversity of the Board. However, the charter of the Nominating/Corporate Governance Committee requires that the Committee review the composition of the Board to ensure it has the “appropriate balance” of experience, skills, expertise, and diversity for the Board as a whole. Consistent with these guidelines, both the Nominating/Corporate Governance Committee and the full Board seek director nominees with distinct professional backgrounds, experience, and perspectives so that the Board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities. As part of our annual Board self-evaluation process, the Board evaluates whether or not the Board as a whole has the skills and backgrounds for the current issues facing the Company. The Board also evaluates its effectiveness with regard to specific areas of expertise.

Director Nomination Process. Pursuant to our Corporate Governance Guidelines, our Nominating/Corporate Governance Committee reviews the qualifications of proposed director nominees to serve on our Board and recommends director nominees to our Board for election at the Company’s annual meeting of stockholders. The Board proposes a slate of director nominees to the stockholders for election to the Board, using information provided by the Nominating/Corporate Governance Committee.

In certain instances, a third party may assist the Nominating/Corporate Governance Committee or the Board in identifying potential director nominees. The Nominating/Corporate Governance Committee also considers potential nominations for director provided by the Company’s stockholders and submits any such suggested nominations, when appropriate, to the Board for approval. Stockholder nominees for director are evaluated using the same criteria described above. Stockholders wishing to recommend persons for consideration by the Nominating/Corporate Governance Committee as nominees for election to the Board can do so by writing to the Office of the Corporate Secretary, Medifast, Inc., 100 International Drive, 18th Floor, Baltimore, Maryland 21202 and providing the information and following the additional procedures set forth in the Bylaws, which are described in “Stockholder Proposals and Nominations for Director” in this Proxy Statement.

Executive Committee

The present members of the Executive Committee are Michael C. MacDonald (Chairman), Jeffrey J. Brown, and Carl E. Sassano. It is expected that, following the Annual Meeting, Mr. Chard will replace Mr. Sassano on the Executive Committee.

The Executive Committee has all of the authority of the Board of Directors, except with respect to certain matters that by statutes may not be delegated by the Board of Directors. The Executive Committee may meet periodically during the year to develop and review strategic operational and management policies for the Executive Committee.

Special Mergers & Acquisitions Committee

The present members of the Special Mergers & Acquisitions Committee are Kevin G. Byrnes (Chairman), Jeffrey J. Brown and Charles P. Connolly. It is expected that, following the Annual Meeting, Mr. Hoer will replace Mr. Connolly on the Special Mergers & Acquisitions Committee.

The Special Mergers & Acquisitions Committee is responsible for reviewing and overseeing all mergers, acquisitions, investment transactions and similar transactions being considered by the Company, and making recommendations to the Board.

15

BOARD’S ROLE IN RISK MANAGEMENT

The Company takes a comprehensive approach to risk management and believes risk can arise in every decision and action taken by the Company, whether strategic or operational. The Company, therefore, seeks to include risk management principles in all of its management processes and in the responsibilities of its employees at every level. Our comprehensive approach is reflected in the reporting processes, by which our management provides timely and comprehensive information to the Board, to support the Board’s role in oversight, approval, and decision-making.

The Board closely monitors the information it receives from management and provides oversight and guidance to our management team concerning the assessment and management of risk. The Board has delegated oversight for matters involving certain specific areas of risk exposure to its committees. Each committee reports to the Board at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.

Our senior executives provide the Board and its committees with regular updates about the Company’s strategies and objectives, and the risks inherent within them at Board and committee meetings and in regular reports. Board and committee meetings also provide a venue for directors to discuss issues with management. The Board and committees call special meetings when necessary to address specific issues. In addition, our directors have access to Company management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues attend Board meetings to provide additional insight into items being discussed, including risk exposures.

The Board approves the Company’s high level goals, strategies and policies to set the tone and direction for appropriate risk taking within the business. The Board and its committees then emphasize this tone and direction in its oversight of management’s implementation of the Company’s goals, strategies, and policies.

CODE OF CONDUCT AND BUSINESS ETHICS AND CORPORATE GOVERNANCE GUIDELINES

Our Board has adopted a corporate Code of Conduct and Business Ethics applicable to our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees, as well as Corporate Governance Guidelines, in accordance with applicable rules and regulations of the SEC and the NYSE. Each of our Code of Conduct and Business Ethics and Corporate Governance Guidelines are available on our website at https://ir.medifastinc.com/ by following the links through “Investor Relations” to “Corporate Governance.”

Any amendment to, or waiver from, a provision of the Company’s Code of Conduct and Business Ethics with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer, or controller will be posted on the Company’s website, (https://ir.medifastinc.com/).

TRANSACTIONS WITH RELATED PERSONS

The Board has established a process and certain procedures to identify any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, with a “related person” (as defined by the SEC’s rules and regulations). Under this process, in carrying out its oversight responsibilities, the Audit Committee reviews the Company’s identification of, accounting for, and disclosure of its related party transactions (generally, transactions involving related persons that have a direct or indirect material interest), including issues involving potential conflicts of interest involving officers and directors of the Company.

DIRECTOR MEETINGS AND ATTENDANCE

In 2017, our Board convened six times, including two telephonic meetings, and our Board Committees held the following number of meetings: (i) Audit Committee — six meetings; (ii) Compensation Committee — 7 meetings; and (iii) Nominating/Corporate Governance Committee — eight meetings. The Executive Committee and the Special Mergers & Acquisitions Committee did not meet in 2017.

Under our Corporate Governance Guidelines, directors are expected to regularly attend Board meetings and meetings of the Board committees on which they serve in person or by conference telephone, and all directors are expected to attend the Company’s annual meeting of stockholders. All directors serving at the time of the 2017 Annual Meeting of Stockholders attended the 2017 Annual Meeting of Stockholders on May 18, 2017. All of our current directors attended all of the meetings of the Board and the Board committees on which they served in 2017.

16

EXECUTIVE OFFICERS

Except for Michael C. MacDonald and Daniel R. Chard, who are also directors of the Company, the biographical information of the Company’s executive officers is below.

Timothy G. Robinson, CPA, age 55, has served as the Company’s Chief Financial Officer, since February 2013. Prior to joining the Company, Mr. Robinson was Vice President, Business Operations for Canon Business Solutions, Inc., from 2008 to 2013, where he served as a key member of the executive team for this national office products subsidiary of Canon U.S.A. From 1995 to 2008, Mr. Robinson was Vice President, Finance & Administration for Canon Business Solutions-East, Inc. Mr. Robinson was Controller of Dupli-Fax, Inc. from 1989 to 1995 and was a Senior Emerging Business Consultant for Deloitte & Touche from 1985 to 1989. Mr. Robinson received his Bachelor of Science degree in accounting from Villanova University.

Jason L. Groves, Esq., age 47, has served as the Company’s Executive Vice President and General Counsel since November 2011, and Corporate Secretary since June 2015. Mr. Groves was also a director of the Company from 2009 to 2015 and served as a member of the Audit Committee form 2009 to 2011 and the Executive Committee from 2011 to 2015. Prior to joining Medifast in November 2011, Mr. Groves served as Assistant Vice President of Government Affairs for Verizon Maryland from 2003 until 2011 and in various other roles since he joined Verizon Maryland in 2001. Mr. Groves is also a United States Army veteran. He was a direct commissioned Judge Advocate in the United States Army Judge Advocate General’s (JAG) Corp. As a JAG Officer, he practiced law and had the distinction of prosecuting criminal cases in the District Court of Maryland as a Special Assistant United States Attorney. Over the course of three years, he received two Army Achievement Medals, and one Army Commendation Medal. Mr. Groves also sits on several non-profit boards including the Center Club of Baltimore and chairing his law school alma mater board of visitors. He recently completed nine years with the Anne Arundel Medical Center Board of Trustees. Mr. Groves received his Bachelor of Science degree, cum laude, in Hospitality Management from Bethune-Cookman University. He also obtained his juris doctorate from North Carolina Central University School of Law and is a member of the New Jersey and District of Columbia bars as well as several bar associations.

Joseph Kelleman, age 63, has served as the Company’s Corporate Controller since March 2013. Mr. Kelleman joined the Company as Director of Finance – Supply Chain in February 2012. Prior to joining the Company, Mr. Kelleman held numerous positions of increasing responsibility at Stanley Black & Decker over a 30 year period, including Global Operations Controller – CDIY Business, from 2010 to 2012, Director of Finance – Asian Operations having financial oversight for all Power Tool manufacturing in Asia and the global sourcing operations for the company, from 2009 to 2010, and Director of Finance for the North American Power Tool Commercial Operations of Black & Decker, from 2001 to 2009. Mr. Kelleman received his BS Degree in Accounting from Mount St. Mary’s University.

Bill Baker, age 46, has served as the Company’s Executive Vice President, Information Technology since August 2016. Prior to joining the Company, Mr. Baker was the Chief Information Officer for Tricore, from 2013 to 2016, where he served as a key member of the executive team and Chief Executive Officer of their Software subsidiary. From 2010 to 2013, Mr. Baker was Vice President, Information Technology for Rodan and Fields. From 2007 to 2010 Mr. Baker was the Chief Information Officer for Arbonne International. Mr. Baker received his Bachelor of Science degree in Computer Information Systems from David Lipscomb University.

17

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Introduction

This Compensation Discussion and Analysis discusses our 2017 compensation program as it relates to our “Named Executive Officers.” For 2017, our named executive officers were:

➢	Daniel R. Chard – our Chief Executive Officer

➢	Timothy G. Robinson – our Chief Financial Officer

➢	Michael C. MacDonald – our former Executive Chairman of the Board and current non-executive Chairman of the Board

➢	Mehrnaz Mona Ameli – our former President of OPTAVIA (who left the company on December 31, 2017)

➢	Jeanne M. City – our former Executive Vice President, Human Resources (who left the company on December 31, 2017)

2017 Business Highlights and Performance Overview

2017 was a year of focused execution of our business plan and pursuit of growth strategies, which resulted in financial success for the company, exceeding our financial expectations. Medifast revenue was $301.6 million for 2017 as compared to revenue of $274.5 million in 2016. Net income for 2017 increased $9.9 million to $27.7 million, or $2.29 per diluted share based on approximately 12.1 million shares, compared to $17.8 million, or $1.49 per diluted share for the comparable period last year based on approximately 11.9 million shares outstanding. In addition, we have continued to pay quarterly dividends to stockholders, with our fourth quarter 2017 declared dividend increasing 50% over our third quarter 2017 dividend. These successes provided strong returns for our stockholders, with total shareholder returns of approximately 72% during 2017, and three-year total shareholder returns of approximately 122%. We believe that we are well positioned to achieve our operational and financial objectives, and to continue to deliver positive results for our stockholders.

2017 Management Changes

During 2017, we made several changes to our management team. Effective December 31, 2017, Mr. MacDonald transitioned from Executive Chairman of the Board to non-executive Chairman of the Board. Effective December 31, 2017, Ms. Ameli stepped down from her role as President of OPTAVIA and Ms. City stepped down from her role as Executive Vice President, Human Resources.

Compensation Actions in 2017

In 2017, we continued to assess and adjust our executive compensation program to align it with best practices in the market and to ensure that it achieves our compensation philosophy, which aims to attract, retain, and motivate highly qualified executives, and to align their interests with the interests of our stockholders. During 2017, our Compensation Committee worked with our compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), to determine whether changes should be made to the executive compensation program for 2017 and future years.

18

During 2017, we implemented our new long-term incentive compensation program for our named executive officers (other than our CEO, who received a sign-on equity grant in 2016 that is aligned with this new program), which consists of a grant of performance-based deferred shares that will vest on December 31, 2019 if certain performance targets (based on total shareholder return) are met, and grants of stock options and time-based restricted shares. We plan to grant stock options and time-based restricted shares on an annual basis to better align the interests of our executives with the interests of our stockholders.

We have also continued our policies detailed below which are what we consider to be our ongoing “best practices” with respect to compensation.

Compensation Best Practices

✓	Pay-for-Performance. A majority of the target total compensation for our CEO and other named executive officers is based on company performance or the performance of our common stock.

✓	No Supplemental Retirement Benefits. We do not provide supplemental retirement benefits to our executives.

✓	No Excessive Perquisites. We do not provide excessive perquisites to our executives.

✓	Limited Severance Benefits. We provide only limited severance benefits to our CEO, CFO, and former President – OPTAVIA.

✓	No Excise Tax Gross-Ups. Our executives will not be entitled to tax gross-ups under section 4999 of the Internal Revenue Code of 1986, as amended, if there is a change in ownership or control of Medifast.

✓	Anti-Hedging Policy. Our insider trading policy contains a strict anti-hedging policy that prohibits our executives and directors from engaging in hedging, monetization transactions or similar arrangements involving our stock.

✓	No Repricing of Stock Options. The 2012 Plan prohibits repricing of underwater stock options without stockholder approval.

✓	Double-Trigger Equity Awards. The 2012 Plan includes a double trigger in the event of a Change in Control (as defined in the 2012 Plan).

✓	No Dividends on Unearned Restricted Shares or Deferred Shares. The 2012 Plan and award agreements provide that dividends paid on performance-based and time-based restricted shares or deferred shares will only be paid at the time and to the extent the underlying restrictions lapse.

✓	Share Ownership Guidelines. Our share ownership guidelines require our executives and non-employee directors to hold shares of stock with a certain specified value: for our CEO, 5x his annual salary; for our other executives between 1-3x the annual salary; and for our non-employee directors, 3x the regular quarterly meeting fees for one year of service.

✓	Clawback Policy. Our clawback policy applies to our current and former executives.

✓	Anti-Pledging Policy. Our anti-pledging policy prohibits our executives and non-employee directors from pledging our stock as collateral for a loan or holding our securities in a margin account (with an exception for existing pledges of stock).

Stockholder Outreach

The Compensation Committee considers a number of perspectives to ensure our executive compensation program continues to be market competitive, tax efficient and generally consistent with best practices, while remaining aligned with stockholder interests. The Compensation Committee carefully considers the opinions provided by proxy advisors such as Institutional Shareholder Services (“ISS”) and Glass Lewis as well as the opinion of our stockholders. The Compensation Committee has made it a priority to communicate with and consider the concerns of our stockholders, and has taken many actions to reform our executive compensation program where it believes that reform is required.

19

During 2017, our senior management met with several of our stockholders and discussed our executive compensation plans. No significant concerns were noted. We received feedback from ISS and other stockholder advisory firms in 2017 regarding our compensation program, primarily regarding the design of our long-term incentive program and the sign-on award granted to our CEO in 2016. The Compensation Committee took this feedback into consideration when it made decisions in 2017 regarding executive compensation.

•	Short-Term/Long-Term Focus of Executive Compensation Program. ISS criticized our executive compensation program in 2016 for being overly short-term focused because historically we have granted annual incentive bonuses and deferred shares on an annual basis based on the same performance targets. We have discontinued this practice in 2017, granting annual incentive bonuses as cash awards and putting in place a new long-term compensation program that includes the granting of time-based and performance-based equity awards.

•	Addressing Concerns with New Long-Term Compensation Program. We have begun to change the way we compensate our executives for long-term performance. Our new CEO was granted a large sign-on award in lieu of three years of long-term awards, 93% of which vests based on the achievement of long-term performance conditions (total shareholder return) through 2019. During 2017, the Compensation Committee granted performance-based deferred shares to our other executives with the same long-term performance conditions as the sign-on award granted to our CEO. The Compensation Committee has also put in place a new long-term incentive program, which includes annual grants of stock options and restricted shares to our officers (other than the CEO). Our new long-term equity compensation program addresses these concerns by including both time-vesting and performance-vesting awards which will align the interests of our executives with the interests of our stockholders.

•	“Substantial” Sign-On Payments. Proxy advisory services have criticized the “substantial” sign-on award that we granted to our CEO in 2016. We hired our CEO in October 2016, and in connection with his hiring we granted him an award of restricted shares and performance-based deferred shares. This up-front award, which is primarily performance-vested, was intended to provide a significant wealth-creation opportunity for our new CEO, and to align his interests with the interests of our stockholders. The Compensation Committee determined that the size of this sign-on award was appropriate to attract an experienced leader who can execute on our business plan and create return for stockholders. Our CEO is not scheduled to receive any additional equity grants until 2020.

The Compensation Committee believes this engagement with stockholders, as well as factoring in the input of stockholder advisory groups, in formulating the design of our programs disclosed herein, are sound governance practices.

Consideration of 2017 “Say on Pay” Advisory Vote Results

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we held a “say on pay” advisory vote on executive compensation at the 2017 Annual Meeting of Stockholders. At that meeting, only 42% of our stockholders voted in favor of our executive compensation proposal.

In the past several years, we have conducted an in-depth review of our compensation policies and programs, considered concerns that were previously raised by our stockholders and proxy advisors, and have made significant changes to our compensation programs. During 2017, we revised our long-term equity compensation program to include both performance-based grants with a multi-year performance cycle and annual time-based grants. We will continue to listen to our stockholders with respect to our compensation programs, and analyze the alignment of our executive compensation program with our compensation philosophy described below. Our Compensation Committee will consider the results of our “say-on-pay” advisory vote that is included as Proposal 3 of this Proxy Statement when it makes compensation decisions relating to 2018 and future years.

Compensation Philosophy

In today’s rapidly changing marketplace, it is important to locate and secure the talented individuals who will be able to steer our company to long-term success and to provide positive returns for our stockholders. Our executive compensation program is designed to attract, retain, and motivate these highly qualified executives, and to align their interests with the interests of our stockholders.

➢	Attract: We compete with other companies in our industry for talent, and many of these companies are much larger and have higher revenues. We offer our executives competitive compensation packages so that we can attract the talent needed to deliver quality results, and position our company to succeed now and into the future.

➢	Retain: A stable management team benefits our strategic long-term goals, and ensures that we are managed by executives who have a deep knowledge and understanding of our company and the ability to make well informed decisions. We retain our executives by providing them competitive on-going pay packages, and tying a portion of their compensation to their long-term service with the company.

20

➢	Motivate: We believe in pay for performance. A large percentage of our executives’ compensation is based on our performance. The only fixed element of compensation for our executives is base salary, with the remainder of compensation based on our financial performance (our executive cash bonus plan and performance-based deferred shares) and the value of our stock (the retention awards granted to our senior executives periodically, the sign-on award granted to our new CEO, stock options granted to our Executive Vice Presidents annually, and performance-based deferred shares). Placing the value of a portion of our executives’ pay at risk ensures that our executives will work to achieve our stated business objectives and create stockholder value.

➢	Align Interests with Stockholder Interests: It is vital for our executives to make decisions that will create positive results for our stockholders. We believe that the best way to ensure our executives understand the pressing concerns of stockholders is for our executives to be stockholders themselves, and to have a meaningful proportion of their compensation paid in shares. Since the value of the executive’s compensation is dependent on our share price, the executive is motivated to increase long-term company value. Our executives are also required to own shares with a value equal to a multiple of base salary during the period that they are executives at Medifast, which ensures that our executives’ interests remain aligned with stockholder interests.

Pay for Performance

Executive compensation at Medifast is focused on executive performance and tied to results. We provide fair and equitable compensation to our executives by combining conservative base pay, annual incentive awards paid based on our performance, and stock-based long-term incentives. The Compensation Committee has designed our executive compensation program so that performance-based and other variable pay elements (annual incentive awards and equity-based awards) constitute a significant portion of the targeted annual compensation that each executive is eligible to earn during the year. The total amount of compensation each executive could receive with respect to a fiscal year is variable based on our performance, which motivates our executives to focus on creating value for our stockholders.

Company Performance and CEO Pay

Our focus on pay for performance can best be demonstrated through a comparison of our total shareholder return and our CEO’s realized pay over the same period. The realized pay for our CEO is directly linked to the value of our stock and to the positive returns for our stockholders. Our CEO’s realized compensation has increased during this three-year period due to the increase in the value of our stock over this period, but fell in 2017 due to our hiring of a new CEO who holds equity awards that have not yet vested.

To demonstrate the linkage between CEO pay and Company performance, the chart below compares our CEO’s realized pay (as calculated below) for the last three fiscal years to our total shareholder return for that period. For 2015 and 2016, we have used our Executive Chairman for this analysis because he was also the CEO through October 2016. The total shareholder return is based on the amount that a stockholder would have at the end of each fiscal year, assuming $100 was invested in the beginning of 2014. Our one and three-year total shareholder return are approximately 72% and 122%, respectively.

The amounts in the “Realized Compensation” column include (a) base salary, (b) actual cash bonus earned for the applicable year, (c) the value on vesting of deferred shares that vest and are paid during the applicable year (which relate to performance in the prior year), (d) the value on vesting of restricted shares that vest during the year, (e) the value realized from the exercise of stock options during the year, and (f) all other compensation paid (or earned) during the applicable year (which is included in the “All Other Compensation” column of the Summary Compensation Table for the applicable year).

21

We have used Realized Compensation for this analysis rather than compensation as disclosed in the Summary Compensation Table because it is a more accurate measure of how compensation is earned by our named executive officers and how the value of our named executive officers’ compensation fluctuates with the value of our stock. The amounts included in the Summary Compensation Table are calculated based on SEC regulations and do not reflect the actual amounts that our named executive officers will receive during the year, or the actual value that awards granted to our named executive officers will have in the future.

How Compensation Decisions are Made

Role of Compensation Committee

The Compensation Committee is responsible for developing and approving the executive compensation program for all executive officers, including the named executive officers, and for reviewing, approving and, where appropriate, recommending to the full Board for approval, our incentive compensation and equity-based plans. The Compensation Committee is also responsible for the creation and periodic review of the overall executive compensation philosophy, the analysis and assessment of any material risk to the Company related to our compensation programs, and the determination of the components and levels of executive compensation for the CEO and other executives.

Role of Management

During 2017, the Compensation Committee worked closely with members of our management team in designing our executive compensation programs, including Mr. Chard, our CEO, Mr. Robinson, our CFO, Mr. MacDonald, our non-executive Chairman and former Executive Chairman, and Ms. City, our former Executive Vice President, Human Resources, and will continue to work with members of our management team in the future. Our management team evaluates the performance of our executives (other than our CEO), and makes recommendations as to the compensation levels of our executives and the goals for our short-term incentives. The advice of our management is important in order for the Compensation Committee to design compensation programs that align to corporate goals and our strategic direction. All compensation decisions are made by the Compensation Committee in its sole discretion.

Role of Compensation Consultants and Survey Data

During 2017, the Compensation Committee worked with FW Cook, an independent executive compensation consultant, to advise and make recommendations regarding Medifast’s executive compensation program. The Compensation Committee evaluated the independence of FW Cook and concluded that no conflict of interest existed that would prevent FW Cook from independently advising the Compensation Committee. FW Cook did not provide services to Medifast other than as the independent consultant to the Compensation Committee.

Use of Peer Group

The Compensation Committee measures the total direct compensation (which includes base pay, annual cash and stock-based incentives and stock-based long-term incentives) of each executive against other organizations in its peer group. Some of our competitors are substantially larger than we are, and have considerably greater financial resources than we have. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining executive leadership with an attractive compensation package. The Company targets total direct compensation for each executive near median for organizations in the general weight-loss industry, with the mix of pay (base pay, annual cash incentives and long-term incentives) designed to reflect a strong bias towards pay for performance by placing a majority of target compensation at risk.

Each year, the Compensation Committee compares the total direct compensation for our executives to compensation paid by an industry peer group approved by the Compensation Committee. The criteria used to identify the peer group were: (1) industry — Medifast competes for talent with other healthy living and wellness companies and general weight-loss industry companies of similar and larger size; and (2) financial scope — our management talent should be compensated similar to that of companies of a similar and larger size in terms of revenues.

In making our executive compensation decisions for 2017, the Compensation Committee benchmarked our compensation levels against the levels derived from a peer group. In developing our peer group, with the assistance of FW Cook, the Compensation Committee identified companies that are similar in size and industry to Medifast. Based on that analysis, the Compensation Committee approved the following 13 corporations, which have a revenue range from $82 million to $1.1 billion.

22

•	Elizabeth Arden, Inc.	•	Nutraceutical International

•	Farmer Brothers Co.	•	Nutrisystem, Inc.

•	Inter Parfums Inc.	•	Omega Protein Corporation

•	Inventure Foods, Inc.	•	Synutra International

•	Jamba Inc.	•	USANA Health Sciences, Inc.

•	Lifevantage Corp.	•	Weight Watchers International Inc.

•	Nature’s Sunshine Products, Inc.

The Compensation Committee will continue to review this peer group with FW Cook to ensure that the peer group continues to be appropriate.

Elements of Executive Compensation

Our executive compensation program has three main elements: base salary, annual incentive bonus (cash and equity), and long-term equity awards.

Base Salary

Base salary is the only element of fixed compensation that we provide to our executives. Our base salary determinations principally reflect the skills and performance levels of our individual executives, the needs of the Company, and pay practices of comparable public companies within the general health and wellness diet industry.

We establish executive base salaries at a level competitive to our peers rather than paying our executive officers at the highest base salary level. The Compensation Committee evaluates our executives’ base salaries on an annual basis and asks for input and recommendations from the CEO and CFO and then considers (i) the particular executive’s role and responsibilities; (ii) his or her level of performance, achievements, and contributions to the Company; (iii) current market data and salary levels for such executive’s particular position; and (iv) the total compensation paid to such executive. We believe this policy sets a prudent and fiscally responsible tone for the Company’s overall base salary compensation program.

The Compensation Committee annually reviews the base salary of each named executive officer based on individual and Company performance and peer group competitive data. In 2017, the Compensation Committee made merit adjustments of 3% to the base salaries of Mr. Robinson and Ms. City. Mr. MacDonald’s base salary was decreased to $425,000 in connection with his role as Executive Chairman of the Board rather than CEO.

Base salary as of December 31, 2017 for each named executive officer is illustrated below:

Name	2017 Base Salary
Mr. Chard	$650,000
Mr. Robinson	$352,498
Mr. MacDonald	$425,000
Ms. Ameli	$352,498
Ms. City	$251,065

Annual Incentive Bonus

Our 2017 annual incentive bonus awards are paid to participants in cash. These bonus awards principally reflect the Company’s financial performance and achievement of corporate objectives approved by our Board. The executive cash bonus plan is designed to reward our executives for the achievement of shorter-term financial goals, predominantly revenue, profitability, and cash flow. In consultation with the Non-Executive Chairman, the Compensation Committee evaluates, adjusts and approves the target cash bonus annually. In determining the target amounts for each executive, the Compensation Committee and the Non-Executive Chairman consider each executive’s contribution to current and long-term corporate goals, and value in the labor market.

The financial targets for the annual cash incentives are set based on the annual budget approved by the Board during the first quarter of 2017, and are intended to reward executives if the financial performance projections are met. For 2017, the financial targets were based on Net Revenue and Income Before Tax.

23

The Compensation Committee set the target for Income Before Tax at $37.6 million, and the target for Net Revenue at $296.5 million. The target performance level is set to promote solid performance in line with our budget for the year. Each executive is eligible to receive an amount greater than the target if performance is greater than the target level. The components of the incentive plan outlined below are in place to focus the organization towards achieving growth/improved market share, stockholder value, and the effective use of cash.

The financial targets for annual cash and equity incentives are divided into two components as follows:

•	Net Revenue: 40% of the total target payout is based on the achievement of our Net Revenue target. For 2017, the net revenue target was $296.5 million in net revenue.

•	Income Before Tax: 60% of the total target payout is based on a pre-tax profit target of $37.6 million.

Each performance goal was assigned a target, as described above, along with a threshold level and a maximum level, which increase or decrease the payout for executives. The financial targets, along with the threshold and maximum level for each of these goals, as well as the actual results with respect to 2017 performance as determined by the Compensation Committee at the beginning of 2018, are set forth below.

Goal	Percentage of Total Bonus Payout	Threshold	Target	Maximum	Actual Performance
Net Revenue	40%	$274.5 million	$296.5 million	$329.2 million	$301.6 million

Income Before Tax (1)	60%	$34.4 million	$37.6 million	$41.8 million	$40.3 million

(1)       Income Before Tax, for purposes of determining payouts under the executive cash bonus plan, may be adjusted for certain non-recurring items as approved by the Compensation Committee. However, no adjustments were made to Income Before Tax in determining final results for bonus calculations.

To the extent that the actual performance with respect to a performance goal is above or below the target, the portion of the bonus attributable to that performance goal is increased or decreased accordingly. After the end of the fiscal year, our Compensation Committee reviews our financial results, and determines the final achievement of each of the performance goals and the actual bonus amount that was earned and is payable to each of our executives. The Compensation Committee has the discretion to increase or decrease the award payable to any executive in its sole discretion, based on the Compensation Committee’s assessment of that executive’s individual performance during the year.

The target incentive cash bonus amount for each of our named executive officers for 2017 is set forth below, along with the minimum amount they were entitled to, the maximum amount that each executive would have been entitled to for above-target performance, and the actual bonus amount for 2017. The target incentive cash bonus amounts for Mr. Chard was 100% of his base salary, with threshold performance providing an incentive cash bonus of 50% of his base salary, and maximum performance providing an incentive cash bonus of 200% of his base salary.

For Mr. Robinson, the target incentive cash bonus was 70% of his base salary, with threshold performance providing an incentive cash bonus of 35% of his base salary, and maximum performance providing an incentive cash bonus of 140% of his base salary. For Mr. MacDonald, the target incentive cash bonus was 60% of his base salary, with threshold performance providing an incentive cash bonus of 30% of his base salary, and maximum performance providing an incentive cash bonus of 120% of his base salary. For Ms. City, the target incentive cash bonus was 45% of her base salary, with threshold performance providing an incentive cash bonus of 22.5% of her base salary, and maximum performance providing an incentive cash bonus of 90% of her base salary. For Ms. Ameli, the target incentive cash bonus was 70% of her base salary, with threshold performance providing an incentive cash bonus of 35% of her base salary, and maximum performance providing an incentive cash bonus of 140% of her base salary.

Name	Threshold Payout	Target Payout	Maximum Payout	Actual Payout
Mr. Chard	$325,000	$650,000	$1,300,000	$884,000
Mr. Robinson	$123,374	$246,749	$493,498	$335,578
Mr. MacDonald	$127,500	$255,000	$510,000	$346,800
Ms. Ameli	$123,374	$246,749	$493,498	$335,578
Ms. City	$56,490	$112,979	$225,958	$153,652

24

Long-Term Compensation

Our Compensation Committee provides long-term compensation to our executives in the form of equity or equity-based awards, in order to incentivize them to create stockholder value, and to align their interests with the interests of our stockholders. During 2016, the Compensation Committee, with the input of FW Cook, developed a new long-term incentive program for 2017 which applies to our named executive officers. The 2017 long-term incentive program includes the following:

•	Performance-Based Deferred Shares. For Mr. Robinson, Ms. Ameli, and Ms. City, a grant of performance-based deferred shares that will be earned on December 31, 2019 to the extent the following performance targets have been met:

•	1/3 of the deferred shares will be earned if the average annual total shareholder return is greater than or equal to 15% but less than 25% during the period from October 3, 2016 through December 31, 2019, or if the 20-day moving average price of Medifast shares reaches $56.82 at any point during 2019;

•	2/3 of the deferred shares will be earned if the average annual total shareholder return is greater than or equal to 25% but less than 35% during the period from October 3, 2016 through December 31, 2019, or if the 20-day moving average price of Medifast shares reaches $72.96 at any point during 2019; and

•	All of the deferred shares will be earned if the average annual total shareholder return is greater than or equal to 35% during the period from October 3, 2016 through December 31, 2019, or if the 20-day moving average price of Medifast shares reaches $91.91 at any point during 2019.

However, if, as of December 31, 2019, the average annual total shareholder return is between 25% and 35% and the price of Medifast shares has not reached $91.91, the date that the deferred shares will be earned will be extended to June 30, 2020, and the full 210,000 deferred shares will be earned if the average annual total shareholder return reaches 35% during this period or if the price of Medifast shares reaches $91.91, otherwise the deferred shares will be earned on June 30, 2020 based on the average annual total shareholder return as of December 31, 2019.

Mr. Robinson and Ms. Ameli will be eligible to earn up to 37,950 shares based on actual performance, and Ms. City will be eligible to earn up to 12,675 shares. As a result of the resignation of Ms. Ameli and Ms. City, their awards were forfeited as of December 31, 2017.

•	Time-Based Restricted Shares. For Mr. MacDonald, Mr. Robinson, Ms. Ameli, and Ms. City, a grant of restricted shares that will vest in three equal annual installments over a three year period. Mr. MacDonald was granted 15,620 restricted shares, Mr. Robinson and Ms. Ameli were granted 2,120 restricted shares, and Ms. City was granted 710 restricted shares. As a result of the resignation of Ms. Ameli and Ms. City, their unvested restricted shares were forfeited as of December 31, 2017.

•	Stock Options. For Mr. Robinson, Ms. Ameli, and Ms. City, a grant of stock options that will vest in three equal annual installments over a three year period. Mr. Robinson and Ms. Ameli were granted 7,500 options and Ms. City was granted 2,500 options. As a result of the resignation of Ms. Ameli and Ms. City, their unvested stock options were forfeited as of December 31, 2017.

The Compensation Committee intends to grant time-based restricted shares and stock options to our named executive officers (other than Mr. MacDonald and Mr. Chard) on an annual basis, in order to retain our executives and ensure that our executives are properly incentivized and that their interests are aligned with our stockholders.

Retirement Benefits

Executives may participate in the Company 401(k) retirement plans on the same terms and conditions, including Company matching provisions, as other employees.

Severance Benefits

We have entered into severance agreements generally only with our senior executives, including our former Executive Chairman, CFO, former President of OPTAVIA, and an offer letter with our CEO. The severance agreements and offer letter contain provisions regarding severance benefits upon certain terminations of employment, including a termination by the Company without “cause” or by the executive for “good reason”. Severance benefits provide some security for our executives during times of uncertainty, and allow them to focus their attention on leading the Company. Severance benefits are typical for executives in these senior positions in our industry, and it is necessary for us to offer such benefits in order to attract the talent needed for our success. We believe that these severance benefits are an important factor in the retention of our executives, while still remaining modest in the overall marketplace.

25

The severance benefits provided to our former Executive Chairman and CFO under these agreements consist of one year of continued payment of base salary, the annual bonus (cash and stock) that he would have been entitled to receive for the year of termination if the performance goals are reached (paid at the target level at the time such bonuses are paid to other employees), and continued participation in our health and welfare plans for one year. The severance agreement with our former Executive Chairman was replaced with an agreement regarding his compensation as non-executive Chairman as of December 31, 2017, and he is no longer entitled to any severance benefits upon a termination of his service.

The severance benefits provided to our CEO under his offer letter consist of a lump sum payment equal to one year of base salary and the target annual bonus; medical and dental benefits for one year; and the acceleration of equity awards (with the exception of the performance-based deferred shares granted at the time of his hire). The performance-based deferred shares will accelerate and vest only upon Mr. Chard’s termination due to a Change in Control that occurs prior to the vesting date, at which time the total shareholder return for such deferred shares will be calculated to the date of Mr. Chard’s termination and will be reduced by the time period that he was not employed and calculated on a pro rata basis.

Our other named executive officers do not have severance agreements, and would be entitled to severance benefits only under any general severance policy that we may put in place from time to time or as are determined at the time of their termination.

Other Compensation

We do not currently provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees. In 2017, we paid health, life, and disability insurance premiums on behalf of our executives, all on the same terms as those that we provided to all of the Company’s employees.

Non-Executive Chairman Compensation in 2018

Effective December 31, 2017, Mr. MacDonald transitioned from Executive Chairman to non-executive Chairman of the Board of Directors. We entered into a letter agreement with Mr. MacDonald to effect an orderly transition. In 2018, Mr. MacDonald will receive compensation pursuant to our non-employee director program which, for 2018, which will consist of approximately $110,000 as an annual retainer and an additional retainer of approximately $90,000 for his role as non-executive Chairman of the Board.

Payments in Connection with Termination of Employment in 2017

Effective December 31, 2017, Ms. Ameli resigned from her position with the Company to pursue personal interests. Ms. Ameli will provide consulting services to the Company on an as needed basis through June 30, 2018 to ensure an orderly transition. In connection with Ms. Ameli’s separation from the Company, Jason Pharmaceuticals, Inc., a wholly-owned subsidiary of the Company, entered into a separation agreement with Ms. Ameli, which included a general release of claims in favor of the Company and six-month non-competition, non-solicitation and no hire covenants. Ms. Ameli was provided one year’s salary of $352,000, payable in two equal installments on January 2, 2018 and June 1, 2018. All of Ms. Ameli’s unvested equity-based awards were forfeited upon her termination of employment.

Effective December 31, 2017, Ms. City resigned from her position with the Company. Ms. City provided consulting services to the Company on an as needed basis through January 31, 2018 to ensure an orderly transition. In connection with Ms. City’s separation from the Company, Jason Pharmaceuticals, Inc. entered into a separation agreement with MS. City, which included a general release of claims in favor of the Company and a two year non-competition, non-solicitation and no hire covenants. As severance, Ms. City was provided with one year’s salary of $251,065, payable in the form of salary continuation for a period of twelve months from January 1, 2018 through December 31, 2018. All of Ms. City’s unvested equity-based awards were forfeited upon her termination of employment.

CEO Pay Ratio

In 2015, pursuant to a mandate in section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd–Frank Act”), the Securities and Exchange Commission (“SEC”) adopted amendments to Item 402 of Regulation S-K requiring annual disclosure of the ratio of a registrant’s median employee’s annual total compensation to the total annual compensation of the chief executive officer, or CEO, (“Pay Ratio Disclosure Rule”).  Under the Rule, registrants must provide pay ratio disclosure for the first fiscal year beginning on or after January 1, 2017, which means that registrants (except for emerging growth companies, smaller reporting companies, or foreign private issuers) will begin making pay ratio disclosures in early 2018.  In accordance with this rule, we disclose our CEO to median employee pay ratio in this Proxy Statement for our Annual Meeting.

We believe executive pay must be internally consistent and equitable to motivate our employees to create shareholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay our executive officers receive and the pay our non-managerial employees receive. The Compensation Committee reviewed a comparison of CEO pay (base salary and incentive pay) to the pay of all our employees in 2017.  Mr. Chard had 2017 annual total compensation (as set forth in the Summary Compensation Table) of $1,622,197 and our median employee’s annual total compensation for 2017 was $50,569.  As a result, our 2017 CEO to median employee pay ratio is 32:1.

26

Our CEO Pay Ratio in Detail

We identified the median employee by examining the 2017 total cash compensation (base salary plus bonus target) for all individuals, excluding our CEO, who were employed by us on December 31, 2017, the last day of our payroll year. We included all employees, whether employed on a full-time, part-time, seasonal or temporary basis.  For our newly hired permanent full-time or part-time employees that were employed for less than the full year, we annualized their 2017 total compensation. However, for our temporary and seasonal employees, we did not annualize their 2017 total compensation, but rather reflected their actual earnings in our compensation calculation as required by the Disclosure Rule.

Total earnings for all active employees as of December 31, 2017, includes regular pay, overtime pay, shift pay, regular exception pay (holiday, paid time off or PTO, jury, short-term disability, bereavement etc.), production and other incentives such as employee cash referral awards, miscellaneous bonuses (signing, discretionary), stock dividends, imputed value of company-provided group term life insurance, and the taxable value of restricted stock that vested in 2017.  For the bonus portion of our compensation calculation, we adjusted the bonus to reflect the 2017 target level for all employees, instead of the 2016 bonus that was paid in 2017, as directed by the Disclosure Rule.

After identifying the median employee based on total cash compensation (base salary plus bonus target) from the employee population, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation Table later in this Proxy Statement.

Stock Ownership Guidelines

Our Compensation Committee adopted stock ownership guidelines in 2016. We believe that these stock ownership guidelines will help to align the interests of our executives and non-employee directors with the interests of our stockholders by requiring our executives and non-employee directors to accumulate and maintain a significant ownership stake in our Company.

These stock ownership guidelines apply to each of our executive officers and non-employee directors. Pursuant to these guidelines, each executive officer or non-employee director is required, within five years of becoming subject to the guidelines, to own shares of our stock with a value equal to a specified multiple of the executive officer’s base salary or the non-employee director’s regular quarterly meeting fees for a year of service, as follows:

Executive Chairman and Chief Executive Officer	5x annual salary

Direct reports to CEO (including division Presidents)	3x annual salary

Other Executive Officers	1x annual salary

Non-Employee Directors	3x regular quarterly meeting fees for one year of service

Shares held directly by the executive officer or director will be considered in determining compliance with the guidelines, as will restricted shares, shares received upon the exercise of stock options, shares underlying performance-based deferred shares (if the performance criteria have been satisfied), and shares held by an affiliate for the benefit of the individual. Unvested stock options will not be considered, but vested stock options will be treated as the equivalent to one half of a share.

Until the executive officer or non-employee director satisfies the ownership guidelines, he or she will be required to hold at least 50% of the shares subject to equity or equity-based awards following vesting (net of exercise price for options and taxes). If an executive officer or director fails to meet the ownership guidelines within five years of becoming subject to them, he or she will be required to continue to hold all of his or her shares of our stock, including shares subject to equity or equity-based awards following vesting, until he or she is in compliance with the guidelines.

Clawback Policy

During 2016, we formalized a clawback policy that applies to all of our current and former executive officers, and any other senior executives or employees who are deemed subject to the policy by the Board. This policy provides that, in the event that we are required to prepare an accounting restatement of our financial statements due to our non-compliance with any financial reporting requirement, the Board will require reimbursement or forfeiture of all or a portion of all incentive compensation received by a covered executive during the three-year period prior to the restatement provided that, for senior executives or employees, the Board determines that the employee engaged in negligence, misconduct, wrongdoing or a violation of any of the Company’s rules or of any applicable legal or regulatory requirements in the course of such employee’s employment with the Company or a breach of fiduciary duty to the Company by the employee. In addition, if the Board determines that an executive officer has breached his or her fiduciary duties of care and loyalty, the Board may seek to recoup incentive compensation from such executive officer.

27

Anti-Hedging Policy

Our insider trading policy contains a strict anti-hedging policy. Our executives and directors are prohibited from engaging in hedging, monetization transactions or similar arrangements involving our stock, including short sales, margin transactions, and buying put or call options.

Anti-Pledging Policy

During 2016, we adopted an anti-pledging policy that prohibits our executives and non-employee directors from pledging our stock as collateral for a loan or holding our securities in a margin account. This policy applies to any new pledges of our securities, but any stock that is currently pledged is exempt. However, once the stock that is currently pledged is released from its pledge, the executive or director is prohibited from re-pledging the stock.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was an officer or employee while serving on the Compensation Committee during Fiscal 2017, or has ever been an officer of Medifast or its subsidiaries. No executive officer of Medifast has served as a director or a member of the Compensation Committee of another entity that has one or more executive officers who are also members of our Board or Compensation Committee.

Compensation Committee Report

We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in the Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Based on the review and discussions referred to above, we recommend to the Board that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the year-ended December 31, 2017.

The Compensation Committee,

Carl E. Sassano, Chairman
Scott Schlackman

28

ANALYSIS OF RISK INHERENT IN OUR COMPENSATION POLICIES AND PRACTICES

The Compensation Committee has conducted a risk assessment of all of our compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model. Based upon that review and a review by management of the Company’s internal controls, the Compensation Committee has concluded that the Company’s compensation programs do not encourage executives or other employees to take inappropriate risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee based its conclusion on a variety of factors, including the following specific aspects of the Company’s compensation practices:

•	Our annual incentive compensation program is based on balanced performance metrics that promote disciplined progress towards longer-term Company goals;

•	We do not offer significant short-term incentives that might drive high-risk investments at the expense of long-term Company and stockholder value;

•	At the senior management and executive levels, our compensation programs are weighted towards offering incentives that reward sustainable performance by requiring continued service to receive payment; and

•	All of our compensation awards are capped at reasonable and sustainable levels, as determined by a review of our economic position and prospects, as well as the compensation offered within our peer group and by comparable companies.

29

EXECUTIVE AND DIRECTOR COMPENSATION TABLES

Summary Compensation Table (2017, 2016, and 2015)

The following table sets forth the annual and long-term compensation for the last three fiscal years of the Company’s Chief Executive Officer, the Chief Financial Officer, the non-executive Chairman of the Board and former Executive Chairman of the Board, the former President of OPTAVIA, and the former Executive Vice President Human Resources. These individuals are our “Named Executive Officers” for fiscal year 2017. Mr. Chard joined the Company on October 3, 2016, and Ms. City was not a Named Executive Officer prior to 2016.

Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Daniel R. Chard	2017	650,000	-	-	-	884,000	88,197	1,622,197
Chief Executive Officer	2016	172,268	-	2,582,603	-	154,375	88,193	2,997,438

Timothy G. Robinson	2017	352,498	-	623,443	109,992	335,578	33,772	1,455,283
Chief Financial Officer	2016	331,206	-	277,685	-	195,072	43,023	846,986
	2015	327,231	-	177,469	-	149,708	30,849	685,256

Michael C. MacDonald (5)	2017	434,402	-	698,683	-	346,800	255,002	1,734,887
Former Executive	2016	658,437	-	1,110,740	-	635,989	186,572	2,591,738
Chairman of the Board	2015	654,462	-	709,875	-	499,027	70,083	1,933,447

Mehrnaz Mona Ameli (6)	2017	339,552	-	623,443	109,992	335,578	365,189	1,773,754
Former President of OPTAVIA	2016	301,488	-	69,421	15,058	186,450	24,997	597,415
	2015	315,000	-	45,148	32,158	97,650	98,258	588,214

Jeanne M. City (7)	2017	251,065	-	208,291	34,331	153,652	262,837	910,176
Former Executive Vice	2016	232,727	-	69,421	15,058	92,626	24,264	434,097
President Human Resources

(1)	Amounts shown represent the aggregate grant date fair value of the stock awards in the year indicated, computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 8 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report. The values do not correspond to the actual value that will be recognized by the named executives at the time such awards vest. Included in the above, for 2017, are performance-based deferred share awards of 37,950, 37,950 and 12,675 for Mr. Robinson, Ms. Ameli, and Ms. City respectively. With respect to such performance-based deferred share awards, the amount disclosed in this column is based on the probable outcome of the performance conditions consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The maximum values of these deferred shares were: $1.7 million, $1.7 million, and $0.6 million for Mr. Robinson, Ms. Ameli and Ms. City, respectively. For information with respect to the individual performance-based awards made in fiscal year 2017, please see the 2017 Grants of Plan-Based Awards Table.

(2)	Amounts shown represent the aggregate grant date fair value of the option awards in the year indicated, computed in accordance with FASB ASC Topic 718. The values do not correspond to the actual value that will be recognized by the named executive officers at the time such awards are exercised. For information with respect to the stock option awards made in fiscal year 2017, please see the 2017 Grants of Plan-Based Awards Table.

(3)	Amounts shown represent the annual incentive awards paid in cash to each individual.

(4)	Amounts shown represent accrued severance benefits, accrued cash dividends on unvested deferred shares, the Company’s matching contributions under the 401(k) plan, relocation expenses, contributions to group term life insurance and health savings accounts.

30

Mr. Chard’s all other compensation total includes group term life insurance contributions, $10,800 in matched 401(k) plan contributions made by the Company, health savings account contributions, $18,846 in accrued cash dividends on unvested restricted shares and deferred shares, which will be paid to Mr. Chard when and if the underlying award vests, and $56,414 in relocation expenses paid for by the Company.

Mr. Robinson’s all other compensation total includes group term life insurance contributions, health savings account contributions, $10,800 in matched 401(K) plan contributions made by the Company, and $20,415 in accrued cash dividends on unvested restricted shares and deferred shares, which will be paid to Mr. Robinson when and if the underlying award vests.

Mr. MacDonald’s all other compensation total includes group term life insurance contributions, $10,800 in matched 401(K) plan contributions made by the Company and $242,816 in accrued cash dividends on unvested restricted shares and deferred shares, which will be paid to Mr. MacDonald when and if the underlying award vests.

Ms. Ameli’s all other compensation total includes group term life insurance contributions, matched 401(k) plan contributions made by the Company, $6,473 in accrued cash dividends on unvested restricted shares and deferred shares, which will be paid to Ms. Ameli when and if the underlying award vests, and $352,000 in severance benefits accrued as of the date of her termination of employment.

Ms. City’s all other compensation total includes group term life insurance contributions, matched 401(k) plan contributions made by the Company, $4,442 in accrued cash dividends on unvested restricted shares and deferred shares, which will be paid to Ms. City when and if the underlying award vests, and $251,065 in severance benefits accrued as of the date of her termination of employment.

(5)	Mr. MacDonald transitioned to non-executive Chairman of the Board effective December 31, 2017.

(6)	Ms. Ameli resigned from the Company effective December 31, 2017.

(7)	Ms. City resigned from the Company effective December 31, 2017.

2017 Grants of Plan-Based Awards Table

The following table outlines the cash incentive awards and equity-based awards granted to the named executive officers during fiscal 2017. All equity-based awards were granted under the 2012 Plan, which was approved by stockholders.

		Estimated Future Payouts Under Non-Equity Incentive Plan (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(3)	Options (#)(4)	Awards ($/Sh)	and Option Awards (5)
Daniel R. Chard	2/16/2017	325,000	650,000	1,300,000

Timothy G. Robinson	2/16/2017	123,374	246,749	493,498
	2/16/2017				12,650	25,300	37,950				528,615
	2/16/2017							2,120			94,828
	2/16/2017								7,500	44.73	109,992

Michael C. MacDonald	2/16/2017	127,500	255,000	510,000
	2/16/2017							15,620			698,683

Mehrnaz Mona Ameli	2/16/2017	123,374	246,749	493,498
	2/16/2017				12,650	25,300	37,950				528,615
	2/16/2017							2,120			94,828
	2/16/2017								7,500	44.73	109,992

Jeanne M. City	2/16/2017	56,490	112,979	225,958
	2/16/2017				4,225	8,450	12,675				176,553
	2/16/2017							710			31,758
	2/16/2017								2,500	44.73	34,331

(1)	The amount included in these columns is the threshold, target, and maximum cash value payable to each named executive officer under the 2017 annual incentive bonus. Each amount represents the individual’s current salary multiplied by their bonus opportunity. A more detailed description of the terms of the 2017 annual incentive bonus is included above under the heading “Annual Incentive Bonus.”

31

(2)	The amount included in these columns is the threshold, target, and maximum number of deferred shares that are eligible to vest on December 31, 2019 based on the achievement of certain company performance targets. A more detailed description of the terms of these deferred shares is included above under the heading “Long-Term Compensation.” Ms. Ameli and Ms. City forfeited these awards upon their termination of employment.

(3)	The restricted share awards vest in three annual installments on each of the first three anniversaries of the date of grant. Ms. Ameli and Ms. City forfeited these awards upon their termination of employment.

(4)	The stock options vest in three annual installments on each of the first three anniversaries of the date of grant. Ms. Ameli and Ms. City forfeited these stock options upon their termination of employment.

(5)	The amounts included in this column are the dollar amounts representing the grant date fair value of each stock option, restricted share, or performance-based deferred share, as applicable, calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures), and do not represent the actual value that may be recognized by the named executive officers upon option exercise or vesting of restricted shares or deferred shares. For performance-based deferred shares, the amount disclosed in this column is based on the probable outcome of the performance conditions consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Agreements With Named Executive Officers

We entered into a letter agreement with Mr. Chard in connection with his hiring on October 3, 2016. This letter agreement sets forth Mr. Chard’s initial base salary of $650,000 and target bonus of 100% of base salary. The letter agreement also provides Mr. Chard with a sign-on equity award of 16,061 restricted shares that vest in equal annual installments on the first three anniversaries of his date of hire, and up to 210,000 deferred shares, that vest on December 31, 2019 based on the achievement of certain performance goals. The letter agreement also provides Mr. Chard with up to $175,000 in relocation reimbursement for qualified moving expenses, which must be paid back in full if his employment terminates within one year other than due to a termination by Medifast without cause or his resignation for good reason.

The letter agreement also provides for severance payments and benefits upon certain terminations of employment, which are described in further detail below under the heading “Potential Payments Upon Termination or Change in Control.”

We have entered into severance agreements with Mr. MacDonald and Mr. Robinson, a letter agreement with Mr. Chard, and an offer letter with Ms. Ameli which provide for severance payments and benefits upon certain terminations of employment, which are described in further detail below under the heading “Potential Payments Upon Termination or Change in Control.”

Annual Incentive Bonus

Our annual incentive bonus is paid in cash based on the achievement of company performance targets. A more detailed discussion of our annual incentive bonus, including 2017 performance results, is included above under the heading “Annual Incentive Bonus”.

32

Outstanding Equity Awards at 2017 Fiscal Year-End Table

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock that have not Vested	Number of Unearned Shares or Units of Stock That Have Not Vested	Market Value of Unearned Shares or Units of Stock that have not Vested
Name	Exercisable	Un-exercisable		($)	Date	(#)		($)(1)	(#)(2)	($)(1)(2)
Daniel R. Chard	-	-		-	-	10,708	(3)	747,525	210,000	14,660,100

Timothy G. Robinson		7,500	(4)	44.73	2/16/2027	3,454	(5)	241,124	37,950	2,649,290

Michael C. MacDonald	-	-		-	-	75,621	(6)	5,279,102	-	-

Mehrnaz Mona Ameli	-	-		-	-	-		-	-	-

Jeanne M. City	-	-		-	-	-		-	-	-

(1)	The market value of shares of stock that have not vested is based on the closing price of our common stock on December 29, 2017, or $69.81 per share.

(2)	The number of shares and the market value of the performance-based deferred share awards is based on the maximum performance level. A more detailed description of the terms of these deferred shares is included above under the heading “Long-Term Compensation.”

(3)	The restricted shares will vest according to the following schedule: 5,354 shares on October 3, 2018, and 5,354 shares on October 3, 2019.

(4)	The stock options will vest according to the following schedule: 1/3 of the stock options will vest on each of February 16, 2018, February 16, 2019, and February 16, 2020.

(5)	The restricted shares will vest according to the following schedule: 1,334 shares on February 19, 2018; 706 shares on February 16, 2018; 707 shares on February 16, 2019; and 707 shares on February 19, 2020.

(6)	The restricted shares will vest according to the following schedule: 20,000 shares on January 2, 2018; 5,206 shares on February 16, 2018; 20,000 shares on February 19, 2018; 5,207 shares on each of February 16, 2019 and 2020; 13,334 shares on February 19, 2019; and 6,667 shares on February 19, 2020.

33

2017 Option Exercises and Stock Vested Table

The following table sets forth information regarding stock vesting for the Named Executive Officers during 2017, and the resulting value realized.

	Option Awards		Stock Awards
Name	Number of Shares Acquired (#)	Value Realized ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Daniel R. Chard	—	—	5,353	$319,574

Timothy G. Robinson	—	—	12,167	$783,397

Michael C. MacDonald	—	—	78,000	$4,386,780

Mehrnaz Mona Ameli	—	—	4,375	$299,859

Jeanne M. City	5,999	$277,603	2,375	$165,799

(1)	Represents the excess of the fair market value of our common stock on the date of exercise over the exercise price.

(2)	Represents the number of shares vested multiplied by the fair market value of the common stock on the vesting date.

Potential Payments upon Termination or Change in Control

Mr. Chard

We entered into a letter agreement with Mr. Chard on October 3, 2016 that provides Mr. Chard with certain payment and benefits upon his termination of employment. Under the agreement, if Mr. Chard’s employment is terminated by the Company without Cause, by Mr. Chard for Good Reason, or for certain reasons within the six (6) months following a Change in Control, subject to his execution of a release of claims in favor of the Company, he will be eligible to receive the following as severance:

i.	Mr. Chard’s then-current annual salary plus an amount equal to Mr. Chard’s target bonus, which will be paid in a lump sum on the sixtieth (60th) day following termination;

ii.	All outstanding equity awards will accelerate and vest (with the exception of the performance-based deferred shares granted in connection with Mr. Chard’s hiring); and

iii.	Company-provided medical and dental benefits for a period of one (1) year following the termination date.

The performance-based deferred shares granted to Mr. Chard in connection with his hiring will accelerate and vest only upon Mr. Chard’s termination due to a Change in Control that occurs prior to December 31, 2019 (or, if applicable, the date that the deferred shares are earned during the additional six (6) month period provided in the award), at which time the total shareholder return for such deferred shares will be calculated to the date of Mr. Chard’s termination and will be reduced by the time period that he was not employed and calculated on a pro rata basis.

In the event Mr. Chard’s employment is terminated within 12 months following his date of hire for any reason other than by the Company without Cause or by Mr. Chard for Good Reason, Mr. Chard will be required to repay any relocation reimbursements that he received under the agreement.

For purposes of this agreement, the Company will have “Cause” to terminate Mr. Chard’s employment if any of the following occur:

•	Gross negligence or willful and continued failure by Mr. Chard to substantially perform his material duties and responsibilities;

•	Mr. Chard’s indictment or conviction for, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude;

•	Any acts constituting fraud, embezzlement or misappropriation of any amounts of money or other assets or property of the Company;

•	Mr. Chard’s material breach of the Agreement; or

•	Any chemical dependency by Mr. Chard that has a material adverse effect on the operations or financial condition of the Company.

34

For purposes of this agreement, Mr. Chard will be deemed to have “Good Reason” to terminate his employment if any of the following occur:

•	The Company fails to elect, reelect, or otherwise maintain Mr. Chard in the office of Chief Executive Officer;

•	Mr. Chard is assigned material duties inconsistent with the position of Chief Executive Officer or Mr. Chard suffers a material reduction in any of the duties, authorities, and/or responsibilities attached to the office of Chief Executive Officer;

•	There is a material reduction in Mr. Chard’s base salary or a material change to his target bonus or the performance-based deferred shares or other benefits that results in a material reduction in his compensation;

•	The Company requires Mr. Chard to relocate to a location which is more than 50 miles from the location he was previously providing services;

•	The Company pursues a line of business that violates, or could violate, a non-compete or non-solicitation provision of an employment agreement with Mr. Chard’s former employers: No Skin Enterprises, Inc. or Blyth, Inc.; or

•	The Company breaches an agreement with Mr. Chard.

For purposes of this agreement, a “Change in Control” will be deemed to occur if there is a material change in Mr. Chard’s title and/or job duties and one of the following occurs:

•	A merger, consolidation or other business combination or reorganization occurs in which the members of the Board immediately before the transaction do not constitute a majority of the members of the Board of the surviving company, or the stockholders of the Company immediately before such transaction do not hold 51% or more of the voting power of securities of the surviving company;

•	There is a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to another entity;

•	A plan of liquidation or dissolution, other than pursuant to bankruptcy or insolvency, is adopted;

•	During a period of two consecutive years, individuals who at the beginning of such period constitute the Board cease to constitute a majority of such Board (unless the election or nomination of each new director was approved by a vote of at least 51% of the directors who were directors at the beginning of such period); or

•	There is a merger, consolidation or other business combination or reorganization to which the Company is a party which causes a material change to Mr. Chard’s job duties, responsibilities, title and reporting responsibilities.

The payments and benefits to be provided under the agreement are subject to certain confidentiality, non-solicitation, and non-disparagement provisions.

Mr. Robinson

On June 19, 2013, the Company executed a severance agreement with the Company’s CFO.

Under the terms of this agreement, in the event of a termination of employment by the Company without “Cause”, or by the executive with “Good Reason,” the officer would be eligible to receive the following as severance (in addition to receiving all accrued but unpaid salary and accrued vacation as of the termination date):

i.	the executive’s then-current annual salary, which will be paid in accordance with the Company’s regular payroll practices, for a period of one (1) year following the date of termination;

ii.	the annual bonus, including any cash or stock that the executive would have been entitled to had he been employed for the entire calendar year (provided that the related performance metrics are satisfied), at the target level, which will be paid when such consideration is normally paid to executives in accordance with the Company’s regular practices; and

iii.	continued coverage under the Company’s health, disability, and other insurance benefits for a period of one (1) year following the termination date.

In addition, under the terms of this agreement, and notwithstanding anything to the contrary in the Company’s 2012 Plan or in any other agreement between the executive and the Company, upon the occurrence of a “Change of Control” as defined in the 2012 Plan, any and all awards previously granted under the plan will become immediately and fully vested and, to the extent applicable, exercisable as of the date immediately prior to such Change of Control.

For purposes of this agreement, the Company will have “Cause” to terminate the executive’s employment in the event that the executive violates any material provision of the Company’s Code of Conduct and Business Ethics.

35

For purposes of this agreement, the executive will be deemed to have “Good Reason” to terminate his employment if any of the following occur:

•	A material diminution in title, status, authority, duties or responsibilities, including the imposition of any requirement that the executive report to a person other than the CEO;

•	Any material reduction in compensation from the executive’s current total compensation, including current base salary and bonuses;

•	The Company’s breach of any of its obligations under the agreement, provided, however, if cure is possible, the failure by the Company to cure the circumstance or breach within 30 days after receiving notice from the executive;

•	The relocation of the executive’s work location by more than 50 miles from the current location in Baltimore, Maryland; and

•	The failure by any successor of the Company to assume in writing the Company’s obligations under this agreement.

The payments and benefits to be provided under these agreements are subject to certain confidentiality, non-solicitation, and non-disparagement provisions.

Potential Payments Upon Termination or Change in Control Table

The table below details the payments and benefits that would be provided to each of our named executive officers (other than Mr. MacDonald, Ms. Ameli, and Ms. City) if he was terminated by the Company without Cause or terminated employment for Good Reason, or if a Change in Control occurred, in each case on December 31, 2017. For Ms. Ameli and Ms. City, we have included the value that each actually received as of their terminations of employment on December 31, 2017. Mr. MacDonald did not receive any payments or benefits upon his transition to non-executive Chairman of the Board on December 31, 2017.

Name	Severance	Annual Cash Bonus (1)	Health, Disability and Insurance Benefits	Restricted Shares (2) (unvested)	Performance- Based Shares (2) (unvested)	Stock Options (2) (unvested)
Daniel R. Chard
Termination Without Cause or for Good Reason	$650,000	$650,000	$15,674	$535,614	-	-
Termination Without Cause or for Good Reason Following a Change in Control	$650,000	$650,000	$15,674	$535,614	$5,638,500	-
Change in Control (single trigger))	-	-	-	-	-	-

Timothy G. Robinson
Termination Without Cause or for Good Reason	$352,498	$246,749	$15,674	$172,769	-	-
Termination Without Cause or for Good Reason Following a Change in Control	$352,498	$246,749	$15,674	$172,769	$2,649,290
Change in Control (single trigger)(3)	-	-	-	$172,769	$2,649,290	-

Mehrnaz Mona Ameli
Termination of Employment – December 31, 2017	$352,000	-	-	-	-	-

Jeanne M. City
Termination of Employment – December 31, 2017	$251,065	-	-	-	-	-

(1)	The annual cash bonus reflects the target cash bonus that the executive would have been entitled to receive under our 2017 Annual Incentive Bonus program, without pro-ration since the assumed date of termination is also the last day of the fiscal year.

(2)	The value of the restricted shares, performance-based shares, and stock options that would be accelerated upon a termination of employment is based on the value of our common stock on December 29, 2017, which was $69.81. The restricted shares column represents the grants outlined in the Outstanding Equity Awards table above. For Mr. Chard, the number of performance-based deferred shares that would accelerate upon a termination following a Change in Control that occurred on December 31, 2017 is based on the total shareholder return for the period from October 3, 2016 and December 31, 2017, pro-rated for the portion of the performance period that Mr. Chard was employed with the Company. For Mr. Robinson, the number of performance-based deferred shares that would accelerate upon a termination following a Change in Control that occurred on December 31, 2017 is based on the maximum level of performance.

(3)	The single trigger for equity awards included in the severance agreement with Mr. Robinson is a legacy practice, and new severance agreements do not include this single trigger for equity awards. The 2012 Plan provides that, for awards granted on or after June 17, 2014, awards will only accelerate and vest if they are not assumed by a successor or substituted with successor awards, or if the grantee is terminated without cause (as defined in the 2012 Plan) within 24 months following the change in control.

36

DIRECTOR COMPENSATION

We use cash and stock-based compensation to attract and retain qualified individuals to serve on our Board. The non-employee directors of Medifast receive an annual stock grant for their service on the Board. In the fiscal year ending December 31, 2017, directors were given the option to receive either 2,122 restricted shares and a quarterly cash retainer of $5,000 (for the Lead Director, 2,222 shares and $7,500 quarterly cash retainer), or to receive all compensation in the form of restricted shares with the grant date share price used to determine the total number of shares granted, at their election. Each of our non-employee directors other than Mr. Connolly and Mr. Sassano elected to receive all of their compensation in the form of restricted shares. The restricted shares were granted at the February meeting of the Board and vest on January 1, 2019. Each non-employee director also received between $500 and $4,000 for attending a quarterly committee meeting (depending on the committee and the position held), which he or she could also elect to receive in the form of shares.

The following table contains information concerning the compensation of our non-employee Directors during 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Jeffrey J. Brown	-	135,129	135,129
Kevin G. Byrnes	-	120,145	120,145
Charles P. Connolly	36,000	94,917	130,917
Constance J. Hallquist	-	120,145	120,145
Jorgene K. Hartwig (2)	-	118,042	118,042
Carl E. Sassano	28,000	94,917	122,917
Scott Schlackman	-	118,042	118,042
Glenn W. Welling (3)	-	118,042	118,042

(1)	Amounts are calculated based on the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718, “Stock Compensation,” excluding the effect of estimated forfeitures. The assumptions and methodologies used to calculate these amounts are discussed in Note 8 to our Consolidated Financial Statements included in the 2017 Annual Report.

(2)	Ms. Hartwig did not stand for re-election in 2017 and left the Board effective May 18, 2017. Upon her resignation, Ms. Hartwig forfeited the unvested portion of her stock award (valued at $70,853).

(3)	Mr. Welling resigned as a director effective March 6, 2018.

Our non-employee directors held the following outstanding awards as of December 31, 2017:

Name	Outstanding Restricted Share Awards (#)	Outstanding Stock Option Awards (#)
Jeffrey J. Brown	5,600	7,500
Kevin G. Byrnes	4,804	12,917
Charles P. Connolly	3,372	15,000
Constance J. Hallquist	4,804	7,500
Jorgene K. Hartwig	-	-
Carl E. Sassano	3,372	10,486
Scott Schlackman	4,757	7,500
Glenn W. Welling	4,684	7,500

37

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

The Audit Committee has appointed RSM US LLP, as the Company’s independent registered public accounting firm for Fiscal Year 2018. The appointment was made by the Audit Committee of the Board. The appointment of RSM as the Company’s independent registered public accounting firm is subject to ratification by the Company’s stockholders at the Annual Meeting. Representatives of RSM will be present at the Annual Meeting and will be given an opportunity to make a statement. Such representatives will also be available to respond to appropriate questions.

The Board recommends that the stockholders ratify the appointment of RSM as the Company’s independent registered public accounting firm for Fiscal Year 2018 by adopting the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of RSM as the independent registered public accounting firm for this Company for the fiscal year ended December 31, 2018, is hereby APPROVED, RATIFIED, AND CONFIRMED.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018.

38

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in oversight of (i) risks related to the integrity of the Company’s financial statements; (ii) the performance of the independent registered public accounting firm; (iii) the independent registered public accounting firm’s qualification and independence; and such other matters as are described in the Committee’s Charter. In addition to discussions with the CEO, Chief Financial Officer (“CFO”) and other members of Management regarding the preparation of the Company’s financial statements and operating results, the Audit Committee received periodic reports from the Company’s Internal Audit and Legal departments. Such reports addressed, among other matters, ongoing projects, control assessments and audits being conducted by the Internal Audit department, reports to the Company’s compliance hotline and/or issues involving the Company’s Code of Business Conduct, material litigation and significant legal developments involving the Company and/or its subsidiaries, and proposed organizational changes. The Audit Committee also received periodic routine reports regarding the Company’s efforts to comply with Section 404 of the Sarbanes-Oxley Act and efforts related to the completion and periodic filings of the Company’s financial statements with the SEC. In addition to the scheduled meetings of the Audit Committee, the members of the Audit Committee held periodic telephonic discussions and/or in-person meetings with Management regarding various subjects. Such informal periodic meetings and discussions permit the Audit Committee to provide advice and assistance to Management on a more frequent basis than the regularly scheduled meetings of the Audit Committee.

The meetings of the Audit Committee also were designed to facilitate and encourage communication among the Committee, the Company, and the Company’s independent registered public accounting firm, RSM. The Audit Committee discussed with RSM the overall scope and plans for the integrated audit of the Company’s financial statements, and met with RSM with and without Management present, to discuss the results of their audits and evaluations of the Company’s internal controls, and to discuss the efforts expended by the Company in connection with the preparation and filing of the financial statements.

Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Neither the Audit Committee nor RSM are responsible for the preparation of the Company’s consolidated financial statements, its operating results or for the appropriate safekeeping of the Company’s assets. RSM’s responsibility is to attest to the Company’s fair presentation of the consolidated financial statements and attest to the effectiveness of internal controls over financial reporting. The independent registered public accounting firm is accountable to the Audit Committee, and the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm. The role of the Audit Committee is to be satisfied that both the Company and the independent registered public accounting firm discharge their respective responsibilities effectively.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2017 with Management and RSM. In addition, the Audit Committee has discussed with RSM the matters required to be discussed by Auditing Standards No. 1301, “Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”).

RSM has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with RSM that firm’s independence from the Company. The Audit Committee has concluded that RSM’s provision of audit services to the Company is compatible with RSM’s independence. The Audit Committee also reviewed and approved, among other things, the amount of fees paid to RSM for audit and non-audit services. For further information regarding these fees, please see the fees chart located in Information Regarding the Independent Registered Public Accounting Firm’s Fees, Services and Independence .

Based on its review and the meetings, discussions and reports described above, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2017, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The Audit Committee,

Charles P. Connolly, Chairman
Jeffrey J. Brown
Kevin G. Byrnes

39

INFORMATION REGARDING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES, SERVICES, AND INDEPENDENCE

The following table outlines the aggregate fees billed to the Company for the fiscal years ended December 31, 2017 and 2016 by the Company’s principal accounting firm, RSM.

	2017	2016
Audit Fees	$434,000	$325,000
Audit Related Fees	-	-
Tax Fees	216,000	152,000
All Other Fees	11,000	12,000
Total Fees	$661,000	$489,000

Audit Fees: The amounts noted above for Audit Fees include the aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the audits of the Company’s consolidated annual financial statements and local subsidiaries’ annual financial statements, reviews of the Company’s quarterly financial statements, attestation of internal control over financial reporting, as required by the Sarbanes-Oxley Act, Section 404, consents, and other services related to SEC matters.

Tax Fees: The amounts noted above for Tax Fees include tax compliance and advisory services.

All Other Fees: The amounts noted above for All Other Fees include fees for the consent and review of the Company’s S-8 Filing relating to the Company’s Amended and Restated 2012 Share Incentive Plan and other services not otherwise reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accountant

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountant. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accountant.

Under the policy, pre-approval is generally provided for work associated with the following:

•	registration statements under the Securities Act of 1933 (for example, comfort letters or consents);

•	due diligence work for potential acquisitions or dispositions;

•	attest services not required by statute or regulation;

•	adoption of new accounting pronouncements or auditing and disclosure requirements, and accounting or regulatory consultations;

•	internal control reviews and assistance with internal control reporting requirements;

•	review of information systems security and controls;

•	tax compliance, tax planning, and related tax services, excluding any tax service prohibited by regulatory or other oversight authorities; expatriate and other individual tax services; and

•	assistance and consultation on questions raised by regulatory agencies.

For each proposed service, the independent registered public accountant is required to provide detailed back-up documentation at the time of approval to permit the Audit Committee to make a determination whether the provision of such services would impair the independent registered public accountant’s independence.

The Audit Committee has approved in advance certain permitted services whose scope is routine across business units, including statutory or other financial audit work for non-U.S. subsidiaries that is not required for Exchange Act audits.

The Audit Committee pre-approved all audit, audit-related, tax, and other services provided by RSM during fiscal year 2017 in accordance with this policy.

40

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14 of the Exchange Act, and as a matter of good governance, Medifast is asking its stockholders to cast a non-binding, advisory vote to approve the fiscal year 2017 compensation of our named executive officers as disclosed in this Proxy Statement (our “NEOs”). This Proposal, commonly known as “say-on-pay,” gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation programs.

Our executive compensation program is designed to attract, motivate and retain key employees who are critical to our success and align their interests with those of our stockholders. Through our executive compensation program, executive officers, including our NEOs, are motivated to achieve specific financial and strategic objectives that are expected to increase stockholder value. We describe this program, including how it links executive compensation to our performance, in the Compensation Discussion and Analysis portion of this Proxy Statement. Please read the “Compensation Discussion and Analysis” and the accompanying tables and narrative discussion for additional details about our executive compensation program, including information about the fiscal year 2017 compensation of our NEOs. Biographical information regarding our executive officers is contained in the section titled “Executive Officers” in this Proxy Statement.

Advisory Vote and Board Recommendation; Vote Required

We request stockholder approval of the fiscal year 2017 compensation of our NEOs as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables, and the narrative discussion that accompanies the compensation tables within the Executive Compensation section of this Proxy Statement). We encourage you to review the Compensation Discussion and Analysis and accompanying compensation tables and narrative discussion elsewhere in this Proxy Statement for a description and analysis of our principal executive compensation actions and decisions for fiscal year 2017.

This vote is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies, practices and disclosures described in this Proxy Statement.

Accordingly, we ask that you vote “FOR” the following resolution at this meeting:

“RESOLVED, that the stockholders of Medifast, Inc. approve, on an advisory basis, the compensation of the named executive officers as disclosed in the company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the accompanying compensation tables and narrative discussion within the Executive Compensation section of the Proxy Statement.”

As an advisory vote, the outcome of the vote on this Proposal is not binding upon us or our Board. However, our Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders in their vote on this Proposal and will carefully consider the outcome of this vote when making future compensation decisions for our executive officers.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

41

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATIONS PLANS – DECEMBER 31, 2017

Plan category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights (#)		(b) Weighted-average exercise price of outstanding options, warrants and rights ($)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)

Equity compensation plans approved by security holders	222,325	(1)	$31.17	(2)	821,904

Equity compensation plans not approved by security holders	210,000	(3)	-		-

1.	Consists of 108,400 shares of our common stock issuable upon the exercise of outstanding stock options and 113,925 shares of our common stock subject to outstanding performance-based deferred share awards under our 2012 Plan.

2.	Excludes 113,925 shares of our common stock subject to outstanding stock awards which do not have an exercise price.

3.	Represents the inducement grant of performance-based deferred shares awarded to Daniel R. Chard in 2016.

42

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of each person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of more than 5% of our common stock. The number of shares beneficially owned by each person named in the table below includes any shares for which the person has sole or shared voting power or investment power, and also includes any shares with respect to which the person has the right to acquire sole or shared voting or investment power on or before June 16, 2018 (60 days after April 17, 2018), through the exercise of any stock option, warrant, or other right.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Outstanding Common Stock (%)(1)

BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	1,584,296	13.1%

Renaissance Funds (3) 800 Third Avenue New York, NY 10022	956,400	7.9%

The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	712,002	5.9%

Dimensional Fund Advisors LP (5) Building One 6300 Bee Cave Road Austin, Texas 78746	694,623	5.8%

1.	Based on 12,062,532 shares outstanding at April 17, 2018. In calculating the percentage of ownership, all shares of our common stock, of which the identified person or group has the right to acquire beneficial ownership on or before June 16, 2018, are deemed to be outstanding for the purpose of computing the percentage of the shares of our common stock owned by that person or group. These shares are not, however, deemed to be outstanding for the purpose of computing the percentage of the shares of our common stock owned by any other person or group.

2.	Based solely on information included in a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 19, 2018. In such filing BlackRock indicates that it has sole voting power with respect to 1,548,308 shares of our common stock and sole dispositive power with respect to 1,584,296 shares of our common stock.

3.	Based solely on information included in a Schedule 13G/A filed with the SEC by Renaissance Technologies LLC (“Renaissance”) and Renaissance Technologies Holdings Corporation (“Renaissance Holdings”) on February 14, 2018. In such filing each of Renaissance and Renaissance Holdings (by virtue of its majority ownership of Renaissance) indicates that it has sole voting power with respect to 956,400 shares of our common stock and sole dispositive power with respect to 956,400 shares of our common stock.

4.	Based solely on information included in a Schedule 13G/A filed with the SEC by The Vanguard Group on February 9, 2018. In such filing The Vanguard Group indicates that it has sole voting power with respect to 20,176 shares of our common stock, shared voting power with respect to 5,100 shares of our common stock, sole dispositive power with respect to 687,226 shares of our common stock, and shared dispositive power with respect to 24,776 shares of our common stock.

5.	Based solely on information included in a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP (“Dimensional Fund”) on February 9, 2018. In such filing, Dimensional Fund indicates that it has sole voting power with respect to 654,130 shares of our common stock and sole dispositive power with respect to 694,623 shares of our common stock.

43

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of each of our directors and director nominees, each of the named executive officers set forth in the Summary Compensation Table of this Proxy Statement, and all of our current directors, director nominees and executive officers as a group. The number of shares beneficially owned by each person named in the table below includes any shares for which the person has sole or shared voting power or investment power, and also includes any shares with respect to which the person has the right to acquire sole or shared voting or investment power on or before June 16, 2018 (60 days after April 17, 2018), through the exercise of any stock option, warrant, or other right. Unless we indicate otherwise, each person has sole investment and/or voting power with respect to the shares set forth in the following tables.

Except as otherwise indicated, the address for each person below is c/o Medifast, Inc., 100 International Drive, 18th Floor, Baltimore, Maryland 21202.

Name of Beneficial Owner	Title	Shares Beneficially Owned	Percent of Outstanding Common Stock (%)(1)

Daniel R. Chard (2)	Chief Executive Officer, Director	13,920	*
Mehrnaz Mona Ameli	President, OPTAVIA	1,999	*
Jeanne M. City	Vice President, Human Resources	1,825	*
Timothy G. Robinson (3)	Chief Financial Officer	27,208	*
Michael C. MacDonald	Director and Chairman of the Board	314,188	2.6%
Jeffrey J. Brown (4)	Director	23,968	*
Kevin G. Byrnes (5)	Director	20,625	*
Charles P. Connolly	Director	41,374	*
Constance J. Hallquist (6)	Director	13,206	*
Michael A. Hoer	Director	0	*
Carl E. Sassano (7)	Director	21,639	*
Scott Schlackman (8)	Director	12,834	*
Ming Xian	Director	0	*
All current directors, nominees, and executive officers as a group (16 persons) (9)		522,573	4.3%

*	Shares held represent less than 1% of the total number of outstanding shares of our common stock.

1.	Based on 12,062,532 shares outstanding at April 17, 2018. In calculating the percentage of ownership, all shares of our common stock, of which the identified person or group has the right to acquire beneficial ownership on or before June 16, 2018, are deemed to be outstanding for the purpose of computing the percentage of the shares of our common stock owned by that person or group. These shares are not, however, deemed to be outstanding for the purpose of computing the percentage of the shares of our common stock owned by any other person or group.

2.	This number does not include 210,000 performance-based deferred shares that are eligible to vest December 31, 2019 based on the achievement of certain company performance targets.

3.	Includes 2,500 shares of common stock issuable to Mr. Robinson pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 17, 2018.

4.	Includes 5,833 shares of common stock issuable to Mr. Brown pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 17, 2018.

5.	Includes 11,250 shares of common stock issuable to Mr. Byrnes pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 17, 2018.

6.	Includes 5,833 shares of common stock issuable to Ms. Hallquist pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 17, 2018.

7.	Includes 8,819 shares of common stock issuable to Mr. Sassano pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 17, 2018.

8.	Includes 5,833 shares of common stock issuable to Mr. Schlackman pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 17, 2018.

44

9.	Includes a total of 42,150 shares of common stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 17, 2018.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of the Company. Directors, officers, and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. We have reviewed copies of reports provided to us, as well as other records and information. Based on that review, we concluded that all reports were timely filed in 2017, except that Mr. MacDonald filed a late Form 4 on February 9, 2018, reporting shares withheld to cover taxes on December 31, 2017, Mr. MacDonald filed a late Form 4 on March 13, 2018 reporting the sale of 40,000 shares on March 8, 2018 and March 9, 2018, and Mr. Connolly filed a late Form 4 on March 22, 2018 reporting options that were exercised and shares withheld to cover taxes on March 9, 2018.

45

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations for Director

If any Stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material for the 2019 Annual Meeting of Stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid to the General Counsel, Medifast, Inc., 100 International Drive, 18th Floor, Baltimore, Maryland 21202.

Any such proposal must be received at least 120 days before the anniversary of the mailing of the prior year’s proxy material, unless the date of our 2019 Annual Meeting of Stockholders is more than 30 days before or after June 13, 2019, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials. Any such notice must set forth the specific information required by Rule 14a-8 of Regulation 14A of the Exchange Act, including without limitation: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of our common stock held of record, owned beneficially, and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the 2019 Annual Meeting of Stockholders to introduce the proposal specified in the notice.

In addition, our Bylaws establish certain requirements for proposals a stockholder wishes to make from the floor of the 2019 Annual Meeting of Stockholders. If the proposal is for a matter other than the nomination of a director for election at the meeting, the proposal must be written and delivered to the Secretary at the address set forth above, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered by not earlier than the close of business on the 90th day prior to such annual meeting, and not later than the close of business on the later of the 60th day prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event will the public announcement of an adjournment or postponement of the annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as described above. As described in Section 1.2 of our Bylaws, the notice must contain: (a) a reasonably detailed description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the proposal is made; (b) the name and address of the stockholder giving the notice as it appears on the Corporation’s books, and of the beneficial owner, if any, on whose behalf the proposal is made; and (c) the class and number of shares of the Company which are owned beneficially and of record by the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the proposal is made.

Our Bylaws also set forth the procedure for a stockholder’s nomination of directors. As described in Section 1.5 of our Bylaws, nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors by any stockholder who is a stockholder of record at the time such person provides the required notice; provided that the notice meets the requirements set forth below, and that they continue to be a stockholder at the time of the meeting. The written notice required with respect to any nomination (including the completed and signed questionnaire, representation, and agreement discussed below) must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company (a) with respect to an election to be held at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company, and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, not less than 90 days nor more than 120 days prior to the date of such special meeting or the close of business on the 10th day following the earlier of (i) the date on which notice of such meeting is first given to stockholders and (ii) the date on which a public announcement of such meeting is first made. In no event will the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period for the giving of a stockholder’s notice as described above. Each such notice must include: (1) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, if any, on whose behalf the nomination is made, and each person whom the stockholder proposes to nominate for election as a director; (2) the name and address of each stockholder of record who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated; (3) the consent of each nominee to serve as a director of the Company if so elected; and (4) as to each person whom the stockholder proposes to nominate for election as a director (i) the name of each nominee holder of shares owned beneficially but not of record by such person and the number of shares of stock held by each such nominee holder, (ii) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest, or other transaction has been entered into by or on behalf of such person with respect to stock of the Company, and whether any other agreement, arrangement, or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such person, or to increase the voting power or pecuniary or economic interest of such person with respect to stock of the Company, (iii) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, and (iv) a completed and signed questionnaire with respect to the background and qualifications of the person the Stockholder proposes to nominate for election as a director and a written representation and agreement (in a form to be provided by the Secretary of the Company).

46

The required representation and agreement provides that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company, or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Company.

In addition, Section 1.5(e) of our Bylaws provide that the stockholder’s notice must set forth the following information (regardless of whether the notice pertains to the nomination of directors or the proposal of other business): (a) the name of each nominee holder of shares owned beneficially but not of record by such stockholder, and the number of shares of stock held by each such nominee holder; (b) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder with respect to stock of the Company, and whether any other agreement, arrangement, or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such stockholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such stockholder or to increase the voting power or pecuniary or economic interest of such stockholder with respect to stock of the Company; (c) a description of all agreements, arrangements, or understandings between such stockholder, and (i) any other person or persons (including their names) in connection with the proposal of such business by such stockholder or (ii) each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, as the case may be, and any material interest of such stockholder in such business or nomination, as the case may be, including any anticipated benefit to the stockholder therefrom; (d) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting or to nominate the persons named in its notice, as the case may be; and (e) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies with respect to business brought at an annual meeting of stockholders or for election of directors, as the case may be, pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. The chairperson of the 2019 Annual Meeting of Stockholders may refuse to acknowledge the introduction of any stockholder proposal or director nomination not made in compliance with the foregoing procedures.

47

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements, with respect to two or more stockholders sharing the same address, by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Medifast and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or us that materials will be sent in the householding manner to the stockholder’s address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account, or us if holding registered shares.

Any beneficial owner can request (i) to receive a separate copy of an annual report or proxy statement for this meeting, (ii) to receive separate copies of those materials for future meetings, or (iii) if the stockholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements if now receiving multiple copies of annual reports or proxy statements, you can make your request in writing to your broker.

Charitable Contributions

Under NYSE 303A.02 (b)(v), the Company is required to report as to whether or not any charitable contributions were made by the Company to any charitable organization for which a Company Director served as an Executive Officer of that organization in an amount greater than $1 million or 2% of such charitable organization’s consolidated gross revenues for the years 2017, 2016 or 2015. The Company did not make any such charitable contributions in excess of those amounts.

Communications with the Board or Its Committees

Stockholders and other parties interested in communicating directly with the Board, non-management directors as a group or individual directors, including Jeffrey J. Brown as Lead Director of the Board in his capacity as the presiding director of executive sessions of non-management directors, may do so by writing to Medifast, Inc., c/o Corporate Secretary, 100 International Drive, 18th Floor, Baltimore, Maryland 21202, indicating to whose attention the communication should be directed. Under a process approved by the Board for handling letters received by the Company and addressed to non-management directors, the Corporate Secretary of the Company reviews all such correspondence and forwards to members of the Audit Committee a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board or committees thereof, or that the Corporate Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company and addressed to members of the Board and request copies of any such correspondence.

2017 Annual Report

Any Stockholder who desires an additional copy of 2017 Annual Report (including the financial statements and financial schedules) may obtain a copy (excluding Exhibits) without charge by addressing a written request to the Office of the General Counsel, Medifast, Inc., 100 International Drive, 18th Floor, Baltimore, Maryland 21202. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. Stockholders may also obtain a copy by visiting the Company’s website (https://ir.medifastinc.com ).

By Order of the Board of Directors,

Jason L. Groves, Esq.
Executive Vice President, General Counsel & Corporate Secretary

48

ANNUAL MEETING OF STOCKHOLDERS OF MEDIFAST, INC. June 13, 2018 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, proxy card, and Annual Report are available at http://www.astproxyportal.com/ast/08676/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided 20930300000000000000 061318 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE, AND "FOR" PROPOSAL 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. To elect nine (9) members to the Board of Directors: FOR ALL NOMINEES FOR ALL NOMINEES WITHHOLD AUTHORITY (See instructions below) FOR ALL EXCEPT O NOMINEES: Jeffrey J. Brown O Kevin G. Byrnes O Daniel R. Chard O Constance J. Hallquist O Michael C. MacDonald Michael A. Hoer O Carl E. Sassano O O Scott Schlackman O Ming Xian INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. Ratify the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018; and 3. Approve, on an advisory basis, the compensation of the Company’s named executive officers. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, and FOR Proposals 2 and 3. Doors to the Annual Meeting will open at 4:00 pm EDT. Stockholders of record at the close of business on April 17, 2018 are entitled to notice of, and to vote at, the Annual Meeting. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 MEDIFAST, INC. Proxy for Annual Meeting of Stockholders on June 13, 2018 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Michael C. MacDonald and Jason L. Groves, Esq., and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Medifast, Inc., to be held June 13, 2018 at 4:30 pm, at The Baltimore Marriott Waterfront Hotel, 700 Aliceanna Drive, Baltimore, Maryland 21202, and at any adjournments, postponements or continuations there- of, as follows: (Continued and to be signed on the reverse side.) 14475

ANNUAL MEETING OF STOCKHOLDERS OF MEDIFAST, INC. June 13, 2018 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. PROXY VOTING INSTRUCTIONS COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, proxy card and Annual Report are available at http://www.astproxyportal.com/ast/08676/ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20930300000000000000 7 061318 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE, AND "FOR" PROPOSAL 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. To elect nine (9) members to the Board of Directors: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: O Jeffrey J. Brown O Kevin G. Byrnes O Daniel R. Chard O Constance J. Hallquist O Michael A. Hoer O Michael C. MacDonald O Carl E. Sassano O Scott Schlackman O Ming Xian To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. FOR AGAINST ABSTAIN 2. Ratify the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018; and 3. Approve, on an advisory basis, the compensation of the Company’s named executive officers. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, and FOR Proposals 2 and 3. Doors to the Annual Meeting will open at 4:00 pm EDT. Stockholders of record at the close of business on April 17, 2018 are entitled to notice of, and to vote at, the Annual Meeting. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.